[Sierra Pacific Logo]                                                 [PGE Logo]






                      BEFORE THE PUBLIC UTILITY COMMISSION




                                    OF OREGON




                                   UM-_______





                     Application of Sierra Pacific Resources

                                   to Acquire

                        Portland General Electric Company

                                January 18, 2000

                                TABLE OF CONTENTS


APPLICATION TO ACQUIRE PORTLAND GENERAL ELECTRIC COMPANY
     Appendix - Stock Purchase Agreement


PREPARED DIRECT TESTIMONY

     Exhibit 1 - Direct Testimony of Michael R. Niggli

     Exhibit 2 - Direct Testimony of Mayln K. Malquist
                   Attachment MKM-1 - Qualifications of Witness
                   Attachment MKM-2 - 1999 Operations Report
                   Attachment MKM-3 - PUHCA Summary

     Exhibit 3 - Direct Testimony of Mark A. Ruelle
                   Attachment MAR-1 - Qualifications of Witness

     Exhibit 4 - Direct Testimony of Steven C. Oldham
                   Attachment SCO-1 - Qualifications of Witness

     Exhibit 5 - Supplemental Direct Testimony of Steven C. Oldham


MOTION FOR PROTECTIVE ORDER

                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                  UM-_________







                     APPLICATION OF SIERRA PACIFIC RESOURCES

                                   TO ACQUIRE

                        PORTLAND GENERAL ELECTRIC COMPANY


                                JANUARY 18, 2000












                         SIERRA PACIFIC RESOURCES, INC.
                                 6100 NEIL ROAD
                                 P.O. BOX 10100
                               RENO, NV 89520-0024

                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                  UM-_________



In the Matter of the Application of     )    APPLICATION OF SIERRA PACIFIC
Sierra Pacific Resources to Acquire     )         RESOURCES TO ACQUIRE
Portland General Electric Company       )      PORTLAND GENERAL ELECTRIC
                                        )               COMPANY


          Sierra Pacific Resources ("Sierra") applies for an order of the Commission approving Sierra's acquisition of all of the common stock of Portland General Electric Company ("PGE"). Upon such acquisition, Sierra will acquire the power to exercise substantial influence over the policies and actions of PGE. Commission approval is required by ORS 757.511.

A.        IN SUPPORT OF ITS APPLICATION, SIERRA STATES AS FOLLOWS:

          SIERRA BACKGROUND. Sierra is an experienced operator of regulated utilities, providing electricity, gas and water services through its subsidiaries, Sierra Pacific Power Company ("SPPC") and Nevada Power Company ("NPC"). Sierra serves about one million retail customers in the two most rapidly growing metropolitan areas in the United States. Sierra also provides reliable electric service to more than 50,000 square miles of largely rural areas in Nevada and Northern California.

          Sierra and its operating utilities are regulated by state utility commissions in Nevada and California, as well as by the Securities and Exchange Commission and Federal Energy Regulatory Commission. Sierra's common stock is publicly traded on the New York Stock Exchange. Sierra and its operating subsidiaries maintain investment grade credit ratings from Moody's and Standard & Poor's.
/ / / / /
/ / / / /


PAGE 1  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

          Sierra's corporate objective is to be a premier transmission, distribution and energy service company in the western United States, delivering essential services which enhance the quality of its customers' lives and the vitality of the communities it serves.

          To implement this corporate vision, Sierra's operating subsidiaries focus on providing the highest quality of customer service. Sierra participates in the communities it serves as a good corporate citizen through contributions of time and money to civic and charitable organizations and by being a steward of the environment.

          Sierra is a company with strong commitments to the environment and to the development of alternative generation resources. As an example, SPPC has under contract more geothermal power than any utility in the mainland United States.

          SIERRA'S PLAN FOR PGE. Sierra's plan for operating PGE includes no material change in the way PGE serves its customers. In offering to purchase PGE, Sierra recognizes the similarities of the three electric utilities, including mutual focus on providing high quality customer service to rapidly growing metropolitan populations, as well as to rural areas. Sierra will bring to PGE's customers additional operating expertise and the benefits of participating in an integrated electric system. Best practices of the three utilities will be consolidated as part of Sierra's ongoing program to take customer service to a higher level. Customers of the three utilities will benefit from the diverse experience and long history of these utilities. The most forward-looking programs of each utility will be spread to the others.

          SIERRA'S COMMITMENTS. To reflect Sierra's focus on customers and the public interest, this application proposes a continuation and expansion of the economic benefits contained in the Commission's approval of the acquisition of PGE by Enron. These benefits are summarized as follows:

          First     a commitment to provide PGE customers $9 million per year in
          -----     savings and/or rate credit until July 2002, as promised by
                    Enron, and, in addition, to extend this benefit through


PAGE 2  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

                    December 31, 2003, producing an additional $13.5 million benefit to PGE customers; and

          Second    A commitment to pay the remaining balance (approximately $80
          ------    million as of closing the acquisition of PGE by Sierra) of the sum of $105 million originally promised by Enron.

          After payment of acquisition costs, Sierra proposes that PGE customers receive 100 percent of the allocable net savings resulting from the integration of utility operations.

          Sierra makes the following commitments to the Commission and to PGE's customers. Sierra will:

          1. Operate PGE as a separate operating entity, headquartered in Portland, Oregon with strong local management, customer service and operations personnel.

          2. Maintain PGE's current high standards of utility operation and customer service, which are consistent with the performance standards of SPPC and NPC. PGE will continue to meet the Service Quality Measures agreed to by PGE in Commission Order 97-196 in Docket UM 814.

          3. Continue PGE's high standards of environmental stewardship and commitment to developing alternative energy sources.

          4. Participate with PGE in its robust involvement in and support of the communities it serves as a good corporate citizen.

          5. Take a leadership role with the Commission to achieve timely implementation of electricity restructuring SB 1149.

          6. Keep generating assets now supporting PGE's regulated utility business, except for transactions already pending and transactions that may result from implementing SB 1149.
/ / / / /


PAGE 3  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

          Sierra also proposes to accept other conditions imposed by the Commission in the ScottishPower and Enron orders. Although these conditions were formulated to address issues raised in cases where the acquiring entity was not subject to domestic regulation, Sierra nevertheless finds these conditions to be generally acceptable.

         EMPLOYEE RELATIONS. Sierra Pacific Resources completed the merger of SPPC and NPC in July 1999 and, by November 1999, had reached its targeted workforce without involuntary departures. The two companies recently reached new contract agreements and have long-standing relationships with the International Brotherhood of Electrical Workers. All existing labor agreements at PGE will be honored after completion of the transaction.

         SAFETY. Sierra shares with PGE a commitment to providing a safe electric product for its customers and employees. The companies place a high priority on educating their customers and training their employees on safety issues.

B. WITH RESPECT TO THE SPECIFIC REQUIREMENTS OF ORS 757.511, SIERRA STATES AS FOLLOWS:

                     SIERRA'S IDENTITY AND FINANCIAL ABILITY
                               (ORS 757.511(2)(a))

          Sierra incorporated under Nevada law on December 12, 1983, originally as a holding company for SPPC. Today, Sierra has five direct subsidiaries: SPPC, NPC, Tuscarora Gas Pipeline Company ("TGPC"), Sierra Pacific Energy Company ("SPEC"), and Lands of Sierra, Inc. ("LOS"). SPEC provides a variety of energy services to residential, commercial and industrial energy consumers. TGPC provides gas transportation services, with its primary customers being electric generating plants in Northern Nevada. LOS owns land not used in the utility businesses.

          SPPC and its predecessors have engaged in the electric, gas and water utility business in and around the city of Reno, Nevada, for over 140 years. SPPC provides electric service to northern Nevada and northeastern California, and natural gas and water service in the Reno/Sparks area of Nevada. SPPC


PAGE 4  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY
provides electricity to approximately 294,000 customers, natural gas to approximately 105,000 customers, and water service to about 67,000 customers.

          Sierra acquired NPC in a merger transaction consummated on July 29, 1999, approved by all appropriate state and federal agencies.

          NPC has engaged in the electric utility business in and around the city of Las Vegas since 1906. Most of NPC's operations are conducted in Clark County, Nevada, with an estimated service area population of 1,361,700. NPC has approximately 550,000 retail electric customers.

          Sierra's stock is publicly traded on the New York Stock Exchange. Sierra's financial condition is a matter of public record in its annual and quarterly reports filed with the Securities and Exchange Commission ("SEC"). Such financial information, and other relevant information about Sierra, may be reviewed on Sierra's web site. The web site address is http.//www.SierraPacific.com.

                 THE BACKGROUND OF THE KEY PERSONNEL ASSOCIATED
                               WITH THE APPLICANT
                               (ORS 757.511(2)(b))

          Sierra's key personnel include the following:

          Dave Barneby                  Vice President, Generation
          Steve Boss                    President, Sierra Pacific Energy Company
          Jeffrey L. Ceccarelli         Vice President, Distribution Services, New Business
          Matt H. Davis                 Vice President, Distribution Services,
                                        Operations &  Maintenance
          Malyn K. Malquist             President and Chief Operating Officer
          Michael R. Niggli             Chairman and Chief Executive Officer
          Steven K. Oldham              Vice President, Corporate Development and
                                        Strategic Planning
          William E. Peterson           Senior Vice President, General Counsel and Secretary
          Douglas R. Ponn               Vice President, Governmental and Regulatory Affairs
          Steve Rigazio                 Senior Vice President, Energy Delivery
          Mark A. Ruelle                Senior Vice President and Chief Financial Officer
          Mary O. Simmons               Controller
          Gloria Banks Weddle           Vice President, Corporate Services
          Mary Jane Willier             Vice President, Human Resources


          Messrs. Niggli, Malquist, Ruelle and Oldham have submitted prefiled direct testimony in this proceeding which sets forth their background information. All of Sierra's senior management personnel are seasoned utility


PAGE 5  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY
executives. Biographies of all Sierra executives are available on Sierra's web site.

          Sierra intends that PGE will be operated as a subsidiary of Sierra, with headquarters and key management personnel in Portland, Oregon. Sierra has invited Peggy Y. Fowler to continue as President of PGE.

             THE SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION
                          TO BE USED IN THE ACQUISITION
                               (ORS 757.511(2)(c))

          Effective November 5, 1999, Enron Corp. ("Enron") and Sierra executed a Stock Purchase Agreement ("the Agreement"), a copy of which is attached as the Appendix hereto, pursuant to which Sierra agreed to purchase, and Enron agreed to sell, all of the issued and outstanding common stock of PGE for the purchase price of $2.1 billion, which includes $14 million for a small subsidiary of PGE, PGH II, Inc. As a result of this transaction, PGE will become a wholly-owned subsidiary of Sierra, and Sierra will acquire the power to exercise influence over the policies and actions of PGE. Sierra, SPPC and NPC will also become affiliates of PGE and PGH II, as defined in ORS 757.015. Sierra has financial resources sufficient to acquire the common stock of PGE. Sierra has a commitment from a major bank for the necessary funding, the terms of which are subject to a confidentiality agreement and may be disclosed only subject to a protective order.

                   THE APPLICANT'S COMPLIANCE WITH FEDERAL LAW
                         IN CARRYING OUT THE ACQUISITION
                               (ORS 757.511(2)(d))

          Sierra will file applications with the SEC, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission for the approvals necessary to consummate the acquisition of PGE. The closing of the transaction will occur only after all requisite federal approvals have been obtained. Sierra's acquisition of PGE complies with all requirements of federal law.
/ / / / /


PAGE 6  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

              WHETHER THE APPLICANT OR THE KEY PERSONNEL ASSOCIATED
                  WITH THE APPLICANT HAS VIOLATED ANY STATE OR
         FEDERAL STATUTES REGULATING THE ACTIVITIES OF PUBLIC UTILITIES
                               (ORS 757.511(2)(e))

          Neither Sierra nor any of its key personnel has violated any state or federal law regarding the regulation of public utilities.

                    ALL DOCUMENTS RELATING TO THE TRANSACTION
                         GIVING RISE TO THE APPLICATION
                               (ORS 757.511(2)(f))

          The Agreement between Enron and Sierra is attached at the Appendix to this Application. In order to facilitate review of this Application by the Commission and other interested parties, Sierra, PGE and Enron will provide all documents related to the transaction in document rooms to be open effective January 24, 2000, and to remain open for the pendency of this Application. The document rooms will be open to "qualified persons," as that term is defined in a protective order which Sierra requests in connection with this application. Sierra's document room will be at the law offices of Ater Wynne LLP, 222 SW Columbia Street, Suite 1800, Portland, Oregon 97201. Appointments to use the Sierra document rooms may be arranged by calling Cassandra Pfister at (503) 226-1191. PGE and Enron's document room will be located at the World Trade Center, 121 SW Salmon Street, Portland, Oregon 97204. Appointments to use the PGE and Enron document room may be arranged by calling Lee Martin at (503) 464-8932. On or about January 24, 2000, Sierra will file with the Commission an index to the contents of the document rooms.

                 THE APPLICANT'S EXPERIENCE IN OPERATING PUBLIC
                    UTILITIES PROVIDING HEAT, LIGHT OR POWER
                             (ORS 757.511(2)(g)) AND
                      PLAN FOR OPERATING THE PUBLIC UTILITY
                               (ORS 757.511(2)(h))

          Part A of this Application responds to these criteria.

          Sierra will bring to PGE the knowledge it has gained in the restructuring of SPPC and NPC now underway in the State of Nevada. With this knowledge, and with the knowledge that PGE has gained from its participation in


PAGE 7  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

Commission Docket UE 102, PGE will provide leadership in adopting the administrative rules necessary to implement SB 1149. Sierra and PGE will use this knowledge to promptly and efficiently implement the restructuring of PGE in accordance with SB 1149 and the rules adopted by the Commission.

                  THE SALE AND SIERRA'S PLAN FOR OPERATING PGE
                           ARE IN THE PUBLIC INTEREST
                               (ORS 757.511(2)(i))

          Based on the foregoing, Sierra believes that its plan for acquiring and operating PGE is in the public interest and should be approved by the Commission.

C. WITH RESPECT TO THE SPECIFIC REQUIREMENTS OF OAR 860-02--0200, SIERRA STATES AS FOLLOWS:

                     CORPORATE INFORMATION REGARDING SIERRA
                     (OAR 860-027-0200(1) - 0030(1)(a)-(d))

          Sierra is a Nevada corporation with its principal business office at 6100 Neil Road, Reno, Nevada 89520.

          Other states in which Sierra is authorized to transact utility business: Sierra is not authorized to transact utility business, but its subsidiaries SPPC and NPC are so authorized in Nevada and California.

          Name and address of person authorized to receive notices and communications on behalf of Sierra in respect to the application:

               Jonathan A. Ater
               Ater Wynne LLP
               222 SW Columbia  -  Suite 1800
               Portland, OR 97201-66181
               Telephone:     (503) 226-1191
               Fax:           (503) 226-0079
               E-mail:        jaa@aterwynne.com

          Names, titles and addresses of Sierra's principal officers: The names of Sierra's principal officers are provided elsewhere in this application. The business addresses of each of these individuals is 6100 Neil Road, Reno, Nevada 89520.


PAGE 8  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

                    EXISTING AND PRO FORMA CAPITAL STRUCTURE
                             (OAR 860-027-0200 (2))


          As shown in Mr. Ruelle's testimony, the capital structure of PGE will not change as a result of the proposed acquisition.

                    EFFECT ON BOND RATINGS AND CAPITAL COSTS
                              (OAR 860-027-0200(3))

          Sierra anticipates that Sierra and PGE will retain investment grade credit ratings. This subject is discussed in the testimony of Mr. Ruelle.

                AFFILIATED INTERESTS AND ORGANIZATIONAL STRUCTURE
                              (OAR 860-027-0200(4))

          The testimonies of Messrs. Niggli and Malquist describe the organizational structure under which Sierra intends to operate its businesses.

                ALLOCATION OF MANAGEMENT, PERSONNEL, ETC. BETWEEN
                   SIERRA'S UTILITY AND NONUTILITY OPERATIONS
                              (OAR 860-027-0200(5))

          The testimonies of Messrs. Niggli, Malquist and Ruelle describe the method by which the management, personnel, property, income, losses, costs and expenses will be allocated by Sierra among its utility operations. Sierra's non-utility operations have line management which is independent of Sierra's utility subsidiaries.

               CHANGES IN POLICY, MANAGEMENT, OPERATIONS OR RATES
                              (OAR 860-027-0200(6))

          Sierra does not plan any material changes in the way PGE provides electric service to its customers.
/ / / / /
/ / / / /
/ / / / /
/ / / / /


PAGE 9  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

                  PLANS TO CAUSE THE UTILITY TO SELL, EXCHANGE,
                       PLEDGE OR OTHERWISE TRANSFER ASSETS
                              (OAR 860-027-0200(7))

          Sierra has no plans to cause PGE to sell, exchange, pledge or otherwise transfer its assets, except with respect to transactions which have already been announced by PGE or as may later occur in implementing SB 1149.

           AGREEMENTS BETWEEN THE UTILITY AND ANY AFFILIATED INTERESTS
                              (OAR 860-027-0200(8))

          There are no existing agreements meeting this description. Any affiliated interest agreement will be subject to review by appropriate regulatory commissions.

D.        SIERRA REQUESTS PROMPT CONSIDERATION AND APPROVAL OF THIS APPLICATION.

          Sierra waives the 19-day review requirement established in ORS 757.311(3). However, Sierra requests that the Commission consider and approve this application at the earliest practical time and in any event prior to July 1, 2000, for the following reasons:

          1. Sierra is prepared to assume the operating and corporate governance responsibilities for PGE at the earliest possible time.

          2. Sierra and PGE will require at least one year's lead time to prepare for the implementation of SB 1149 in Oregon. This includes preparing and filing a rate case with the Commission, participating in rulemaking and regulatory proceedings, and implementation of new computer systems necessary for the effective administration of unbundled electric service.

          3. The Commission's prompt approval of this transaction will facilitate the prompt and favorable approval by other state and federal regulatory bodies having jurisdiction. Sierra is informed and believes that Commission approval is a condition precedent to approval by the SEC.
/ / / / /


PAGE 10  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

          Sierra requests that the Commission convene a prehearing conference at the earliest possible date for the purpose of establishing a schedule for this proceeding, clarifying issues, and exchanging information.

          THEREFORE, SIERRA RESPECTFULLY REQUESTS THE COMMISSION'S PROMPT APPROVAL OF THIS APPLICATION.

          Dated:   January 18, 2000.

                                 Respectfully submitted,

                                 ATER WYNNE LLP
                                 222 SW Columbia Street  -  Suite 1800
                                 Portland, OR 97201-6618
                                 Telephone:     503 / 226-1191
                                 Fax:           503 / 226-0079



                                 By:  /s/  Jonathan A. Ater
                                      ----------------------------------------
                                      Jonathan A. Ater           OSB No. 66007
                                      Ronald L. Saxton           OSB No. 79376
                                      Kirk H. Gibson             OSB No. 85122
                                      Lori Irish Bauman          OSB No. 87161


                                 Of Attorneys for Sierra Pacific Resources, Inc.


PAGE 11  - APPLICATION OF SIERRA PACIFIC RESOURCES TO ACQUIRE
                  PORTLAND GENERAL ELECTRIC COMPANY

                                                                        APPENDIX
                                                        Stock Purchase Agreement













                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                   ENRON CORP.

                                       AND

                            SIERRA PACIFIC RESOURCES








                                NOVEMBER 5, 1999

                                TABLE OF CONTENTS



ARTICLE I

         SALE AND PURCHASE OF THE SHARES

         Section 1.1       Sale and Purchase of the PGE Shares.................1
         Section 1.2       Sale and Purchase of the PGH II Shares..............1
         Section 1.3       PGE Purchase Price..................................2
         Section 1.4       PGH II Purchase Price...............................2
         Section 1.5       Assumption of Enron Merger Payment..................2

ARTICLE II

         CLOSING

         Section 2.1       Closing.............................................2
         Section 2.2       Closing Transactions.  .............................2

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF SELLER

         Section 3.1       Organization and Qualification......................3
         Section 3.2       Subsidiaries........................................3
         Section 3.3       Capitalization......................................4
         Section 3.4       Authority; Non-Contravention; Statutory Approvals;
                           Compliance..........................................4
         Section 3.5       Reports and Financial Statements....................6
         Section 3.6       Absence of Certain Changes or Events................7
         Section 3.7       Litigation..........................................7
         Section 3.8       Tax Matters.........................................7
         Section 3.9       Employee Benefit Plans and Labor Agreement..........8
         Section 3.10      Environmental Protection...........................10
         Section 3.11      Regulation as a Utility............................12
         Section 3.12      Insurance..........................................12
         Section 3.13      Status of PGE Nuclear Facility.....................12
         Section 3.14      Year 2000 Compliance...............................13
         Section 3.15      Contracts with Enron...............................13
         Section 3.16      Limitation of Representations and Warranties.......13

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Section 4.1       Organization and Qualification.....................14
         Section 4.2       Authority, Non-Contravention.......................14
         Section 4.3       Availability of Funds..............................15
         Section 4.4       Purchase for Investment............................15
         Section 4.5       Due Diligence......................................15
         Section 4.6       No Knowledge of Breach.............................15
         Section 4.7       Regulation as a Utility............................15

ARTICLE V

         CONDUCT OF BUSINESS PENDING THE CLOSING

         Section 5.1       Ordinary Course of Business........................16
         Section 5.2       Dividends and Repurchases..........................16
         Section 5.3       Issuance of Securities.............................18
         Section 5.4       Charter Documents..................................19
         Section 5.5       Acquisitions.......................................19
         Section 5.6       No Dispositions....................................19
         Section 5.7       Indebtedness.......................................19
         Section 5.8       Capital Expenditures...............................19
         Section 5.9       Compensation, Benefits.............................19
         Section 5.10      Cooperation, Notification..........................20
         Section 5.11      Insurance..........................................20
         Section 5.12      Permits............................................20
         Section 5.13      Nuclear Operations.................................20
         Section 5.14      Discharge of Liabilities...........................21
         Section 5.15      Contracts..........................................21
         Section 5.16      Certain Actions....................................21
         Section 5.17      Non-Solicitation...................................22
         Section 5.18      Accounting Matters.................................22


ARTICLE VI

         ADDITIONAL ARRANGEMENTS

         Section 6.1       Access to Information..............................22
         Section 6.2       Regulatory Matter..................................23
         Section 6.3       Cooperation........................................23
         Section 6.4       Public Announcements...............................24
         Section 6.5       Employee Benefit Plans.............................24

         Section 6.6       Expenses...........................................26
         Section 6.7       No Breach, Etc.....................................27
         Section 6.8       Directors' and Officers' Indemnification...........27
         Section 6.9       Insurance..........................................27
         Section 6.10      Corporate Name.....................................27
         Section 6.11      Related Party Contracts............................28
         Section 6.12      PUHCA..............................................28
         Section 6.13      Tax Matters........................................28
         Section 6.14      Evidence of Financing Availability.................31


ARTICLE VII

         CONDITIONS

         Section 7.1       Conditions to Obligations of Purchaser.............31
         Section 7.2       Conditions to Obligations of Seller................32


ARTICLE VIII

         TERMINATION

         Section 8.1       Termination........................................33
         Section 8.2       Procedure and Effect of Termination................34


ARTICLE IX

         MISCELLANEOUS

         Section 9.1       Non-Survival of Representations, Warranties,
                           Covenants and Agreements...........................35
         Section 9.2       Brokers............................................35
         Section 9.3       Notices............................................35
         Section 9.4       Miscellaneous......................................36
         Section 9.5       Interpretation.....................................36
         Section 9.6       Counterparts; Effect...............................37
         Section 9.7       Parties in Interest................................37
         Section 9.8       Specific Performance...............................37
         Section 9.9       Governing Law......................................37
         Section 9.10      Disclosure Schedules...............................37

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated November 5, 1999 is by and between ENRON CORP., an Oregon corporation ("Seller"), and SIERRA PACIFIC RESOURCES, a Nevada corporation ("Purchase"). Capitalized terms used herein shall have the meanings ascribed to them in Annex A hereto, unless otherwise provided. Seller and Purchaser are referred to individually as a "Party," and collectively as the "Parties."

                              W I T N E S S E T H :

          WHEREAS, Seller owns all of the issued and outstanding common stock, par value $3.75 per share (the "PGE Shares") of Portland General Electric Company, an Oregon corporation ("PGE");

          WHEREAS, Portland General Holdings, Inc., an Oregon corporation and a wholly owed subsidiary of Seller ("PGH"), owns all of the issued and outstanding common stock, par value $ 1.00 per share (the "PGH II Shares") of PGH II, Inc., an Oregon corporation ("PGH II");

          WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the PGE Shares, subject in all respects to the provisions of this Agreement; and

          WHEREAS, Purchaser desires to purchase, and Seller desires to cause PGH to sell, the PGH II Shares, subject in all respects to the provisions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                                    ARTICLE I

                         SALE AND PURCHASE OF THE SHARES

          Section 1.1 Sale and Purchase of the PGE Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept delivery from Seller of, the PGE Shares.

          Section 1.2 Sale and Purchase of the PGH II Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall cause PGH to sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept delivery from PGH of, the PGH II Shares.

          Section 1.3 PGE Purchase Price. The purchase price for the PGE Shares shall be $2,086,000,000 in cash, which shall be reduced as provided in Section
1.5 and shall be paid as -- provided in Section 2.2(b) (the "PGE Purchase
Price").

          Section 1.4 PGH II Purchase Price. The purchase price for the PGH II Shares shall be $14,000,000 in cash, which shall be paid as provided in Section 2.2(d) (the "PGH II Purchase Price").

          Section 1.5 Assumption of Enron Merger Payment. Effective as of the Closing Date, Purchaser shall assume from Seller, and shall indemnify Seller for, all obligations in respect of the Enron Merger Payment for the period from and after the Closing Date. Seller shall continue to be responsible for the Enron Merger Payment obligations for periods prior to the Closing Date and shall indemnify Purchaser for all such obligations. The purchase price for the PGE Shares as set forth in Section 1.3 shall be reduced by an amount equal to the book value of Seller's obligations remaining under the Enron Merger Payment as of the Closing Date, which shall be calculated in accordance with the Enron/PGE Order.


                                   ARTICLE II

                                     CLOSING

          Section 2.1 Closing. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas, as soon as reasonably practicable, not to exceed 10 business days or such lesser number of days as remain in the then current calendar year, following the date on which the conditions specified in Article VII (other than the conditions specified in Sections 7.1 (e) and 7.2(e) which shall be satisfied on the Closing Date) have been satisfied or waived, unless another time, date and place is agreed to in writing by the Parties. The date of the Closing is referred to in this Agreement as the "Closing Date."

          Section 2.2 Closing Transactions. At the Closing the following events shall occur, each event being deemed to have occurred simultaneously with the other events:

                    (a) Seller will deliver to Purchaser the PGE Shares by delivering the certificates representing the PGE Shares duly endorsed for transfer or accompanied by appropriate stock powers, in favor of Purchaser;

                    (b) Purchaser will pay the PGE Purchase Price by wire transferring such amount, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated by written notice to Purchaser;

                    (c) Seller will cause PGH to deliver to Purchaser the PGH II Shares by delivering the certificates representing the PGH II Shares duly endorsed for transfer or accompanied by appropriate stock powers, in favor of Purchaser; and

                    (d) Purchaser will pay the PGH II Purchase Price by wire transferring such amount, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated, on behalf of PGH, by written notice to Purchaser.

                    (e) Purchaser will deliver to Seller documentation regarding the assumption of the obligations in respect of the Enron Merger Payment for the period from and after the Closing Date pursuant to
          Section 1.5 of this Agreement in form reasonably satisfactory to Seller.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Purchaser that:

          Section 3.1 Organization and Qualification.

                    (a) Seller and PGH are each corporations duly organized, validly existing, and in good standing under the laws of the State of Oregon.

                    (b) Each of PGE, PGH II and their respective subsidiaries
          (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (iii) is duly qualified, licensed or admitted to do business and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.

          Section 3.2 Subsidiaries. Section 3.2 of the Seller Disclosure Schedule contains a description as of the date hereof of all subsidiaries and joint ventures of PGE and PGH II, including the name of each such entity, the state or jurisdiction of its incorporation or organization and PGE's or PGH II's interest therein, as the case may be. Except as disclosed in Section 3.2 of the Seller Disclosure Schedule, all of the issued and outstanding shares of capital stock or membership interests, as the case may be, of each subsidiary of PGE and PGH II are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by PGE or PGH II, as the case may be, free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or membership interests, as the case may be, or obligating it to grant, extend or enter into any such agreement or commitment.

          Section 3.3 Capitalization.

                    (a) The authorized capital stock of PGE consists of 100,000,000 shares of PGE Common Stock and 30,000,000 shares of PGE Preferred Stock. The authorized capital stock of PGH II consists of 10,000 shares of PGH II Common Stock. There are 42,758,877 shares of

          PGE Common Stock issued and outstanding, all of which are owned by Seller, and 300,000 shares of the 7.75% series of PGE Preferred Stock issued and outstanding. There are 1,000 shares of PGH II Common Stock issued and outstanding, all of which are owned by PGH. There are no shares of capital stock held in the treasury of PGE or PGH II. All of the outstanding shares of capital stock of PGE and PGH II are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and are owned free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind. There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Seller, PGE, PGH or PGH II to issue, deliver or sell, or cause to be issued, delivered or sold, shares of the capital stock or other voting securities of PGE or PGH Il or their subsidiaries or obligating Seller, PGE, PGH or PGH II to grant, extend or enter into any such agreement or commitment.

                    (b) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of PGE, PGH II or any of their subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (together, "PGE Voting Debt") on any matters on which shareholders may vote are issued or outstanding nor are there any outstanding options obligating PGE, PGH II or any of their subsidiaries to issue or sell any PGE Voting Debt or to grant, extend or enter into any option with respect thereto.

          Section 3.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

                    (a) Authority. Seller has all requisite power and authority to enter into this Agreement and, subject to the Seller Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and will be duly authorized prior to the Closing by all necessary corporate action on the part of PGH. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Seller enforceable against Seller, in accordance with its terms.

                    (b) Non-Contravention. Except as disclosed in Section 3.4(b) of the Seller Disclosure Schedule, the execution and delivery by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of payment, termination, cancellation, modification or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PGE or PGH II or any of their respective subsidiaries, or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of PGE's or PGH II's joint ventures (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "PGE

          Violation") under, any provisions of (i) the articles of incorporation, bylaws or similar governing documents of Seller, PGE or PGH II or any of their respective subsidiaries or joint ventures, (ii) subject to obtaining the Seller Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Seller, PGE, PGH II or any of their respective subsidiaries or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of their respective joint ventures or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals disclosed in
          Section 3.4(b) of the Seller Disclosure Schedule (the "PGE Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Seller, PGE, PGH II or any of their respective subsidiaries or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of their respective joint ventures, is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such PGE Violations as would not have, in the aggregate, a PGE Material Adverse Effect.

                    (c) Statutory Approvals. Except as disclosed in Section 3.4(c) of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, the failure to obtain, make or give which would have, in the aggregate, a PGE Material Adverse Effect (the "PGE Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such PGE Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

                    (d) Compliance. Except as disclosed in Section 3.4(d) of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports filed prior to the date hereof, neither PGE nor PGH II nor any of their respective subsidiaries nor, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, any of PGE's or PGH II's joint ventures, is in violation of, or has been given notice or been charged with, or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, under investigation with respect to, any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any Governmental Authority, except for violations that, in the aggregate, do not have a PGE Material Adverse Effect. Except as disclosed in Section 3.4(d) of the Seller Disclosure Schedule, PGE, PGH II, their respective subsidiaries and, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, PGE's and PGH II's respective joint ventures have all Permits necessary to conduct their respective businesses as currently conducted, except those which the failure to obtain would not, in the aggregate, have a PGE Material Adverse Effect.

          Section 3.5 Reports and Financial Statements.

                    (a) PGE SEC Reports and Financial Statements. The filings required to be made by PGE since January 1, 1997 under the Securities Act, PUHCA, the Atomic Energy Act, the Exchange Act, applicable Oregon laws and regulations and the Power Act have been filed with the SEC, the OPUC, the FERC, or the NRC, as the case may be, and such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The PGE SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed did not, and any forms, reports or other documents filed by PGE with the SEC after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The PGE Financial Statements have been prepared in accordance with GAAP (except as may be indicated therein and except with respect to unaudited statements as permitted by Form 10-Q of the Exchange Act) and fairly present the consolidated financial position of PGE as of the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the interim financial statements, to normal, recurring audit adjustments.

                    (b) PGH II Pro Forma Financial Statements. The pro forma consolidated financial statements of PGH II set forth in Schedule 3.5(b) of the Seller Disclosure Schedule (the "PGH II Pro Form") have been properly presented to reflect the PGH Contribution and (for 1999 pro forma financial statements) the matters contemplated in Section 6.5(i) of this Agreement. The PGH II Pro Formas fairly present the information contained therein and reflect all adjustments consisting of normal recurring entries, which are in the opinion of management necessary for a fair statement of results. The assumptions used in the preparation of the PGH II Pro Formas are reasonable, and the adjustments used therein are appropriate, to give effect to the transactions referred to therein. The PGH II Pro Formas have been prepared on the basis of the historical financial statements of the subsidiaries of PGH II which have been prepared in accordance with GAAP (except that such subsidiary financial statements do not include footnote disclosure and are subject, in the case of interim periods, to normal recurring adjustments) and fairly present the financial position and results of operations of such entities as of and for the periods presented.

          Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the PGE SEC Reports filed prior to the date hereof or as disclosed in Section
3.6 or 3.7 of the Seller Disclosure Schedule, since June 30, 1999 with respect to PGE and its subsidiaries and September 30, 1999 with respect to PGH II and its subsidiaries (i) PGE, PGH II and their respective subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and no event has occurred that has had, and no fact or condition exists that would have or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, is reasonably likely to have, a PGE Material Adverse Effect, and (ii) none of PGE, PGH II nor any of their respective subsidiaries has taken any action that would have been prohibited by Article V hereof had this Agreement been in effect at the time of such action.

          Section 3.7 Litigation. Except as disclosed in the PGE SEC Reports filed prior to the date hereof or as disclosed in Sections 3.7, 3.8, 3.10 or
3.13 of the Seller Disclosure Schedule, (i) there are no claims, suits, actions or proceedings pending or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened, nor, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, are there any investigations pending or threatened against, relating to or affecting PGE, PGH II or any of their respective subsidiaries, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to PGE, PGH II or any of their respective subsidiaries, except for any of the foregoing under clauses (i) and (ii) that individually or in the aggregate would not have a PGE Material Adverse Effect.

          Section 3.8 Tax Matters. Except as disclosed in Section 3.8 of the Seller Disclosure Schedule and except for such matters as would not have a PGE Material Adverse Effect: (i) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to PGE, PGH II or any of their respective subsidiaries have been or will be duly and timely filed and all such Tax Returns were (or if such returns have not been filed, will be) true, correct and complete; (ii) all Taxes that are shown to be due on such Tax Returns have been or will be timely paid in full; (iii) all Tax withholding requirements imposed on or with respect to PGE, PGH II or any of their respective subsidiaries have been satisfied in full in all respects; (iv) there are no Tax liens upon the assets of PGE, PGH II or any of their respective subsidiaries, except for liens for Taxes not yet due; (v) no assessment, deficiency or adjustment has been asserted in writing with respect to any such Tax Return;
(vi) there is not in force any extension of time with respect to the due date for the filing of any such Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any such Tax Return; and (vii) none of PGE, PGH II or any of their respective subsidiaries is a party to any agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

          Section 3.9 Employee Benefit Plans and Labor Agreement.

                    (a) Each Benefit Plan is listed in Section 3.9(a) of the Seller Disclosure Schedule. Seller has made available to Purchaser true and correct copies of each of the following, to the extent applicable, with respect to each Benefit Plan: the most recent annual report (Form 5500) filed with the IRS, the plan document, the trust agreement, if any, the most recent summary plan description, the most recent actuarial report, and the most recent determination letter, if any, issued by the IRS.

                    (b) Each Benefit Plan has been administered in accordance with its terms and provisions and in compliance with ERISA, the Code and any other applicable laws except for such noncompliance as would not, in the aggregate, have a PGE Material Adverse Effect. Since September 1, 1999, there has been no material change to any Benefit Plan.

                    (c) Each Benefit Plan intended to be qualified under Code
          Section 401 satisfies in form the requirements of such section except to the extent of amendments which are not required by law to be made until a date after the date hereof.

                    (d) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or with respect to, any Benefit Plan or its assets that could PGH II, threatened against, or wit reasonably be expected, in the aggregate, to have a PGE Material Adverse Effect.

                    (e) To the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, there is no matter pending (other than routine qualification determination filings) with respect to any Benefit Plan before the IRS, the Department of Labor, the PBGC or any other Governmental Authority.

                    (f) As to each Benefit Plan subject to Title IV of ERISA,
          (i) no notice of intent to terminate such Benefit Plan has been given under Section 4041 of ERISA, (ii) no proceeding has been instituted under Section 4042 of ERISA to terminate such Benefit Plan, (iii) no liability to the PBGC has been incurred (other than with respect to required premium payments), and (iv) the assets of the Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

                    (g) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is not listed in Section 3.9(a) of the Seller Disclosure Schedule but that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the date hereof, by Seller or any Commonly Controlled Entity, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, and (ii) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied.

                    (h) Except as set forth in Section 3.9(h) of the Seller Disclosure Schedule, no Benefit Plan provides retiree medical or retiree life insurance benefits to any Person upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

                    (i) None of PGE, PGH II or any of their respective subsidiaries contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (j) The vacation policies of PGE and PGH II provide for carryover of vacation from one calendar year to the next as described in Section 3.9(j) of the Seller Disclosure Schedule.

                    (k) Other than as set forth in or disclosed in Section 3.9(k) of the Seller Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from PGE, PGH II or any of their respective subsidiaries under any applicable Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

                    (l) To the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH, as of the date hereof, there is no current labor union representation issue involving employees of PGE or PGH II or any of their respective subsidiaries, nor does Seller know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as disclosed in the PGE SEC Reports or as disclosed in Section 3.9(l) of the Seller Disclosure Schedule: (i) neither PGE, PGH II nor any of their respective subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against PGE, PGH II or any of their respective subsidiaries pending, or to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened, that has, or reasonably may be expected to have, a PGE Material Adverse Effect; and (iii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened, against or involving PGE, PGH II or any of their respective subsidiaries that has or, reasonably may be expected to have, a PGE Material Adverse Effect.

                    (m) There is no act, omission or condition that could result in liability for PGE, PGH II or Purchaser, or any of their respective subsidiaries, with respect to any plan sponsored, maintained, contributed to or required to be contributed to by Seller or by any entity (other than PGE, PGH II or their respective subsidiaries) under common control with Seller within the meaning of Section 414(b)(c) or
          (in) of the Code or Section 4001 of ERISA that would be a Benefit Plan if it was sponsored, maintained or contributed to or required to be contributed to by PGE, PGH 11 or any of their respective subsidiaries.

          Section 3.10 Environmental Protection.

                    (a) Compliance. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, PGE, PGH II and each of their respective subsidiaries has been and is in compliance with all applicable Environmental Laws, except where the failure to be so in compliance would not have a PGE Material Adverse Effect. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, neither PGE, PGH II nor any of their respective subsidiaries has received any written notice from any Person or Governmental Authority that alleges that PGE, PGH II or any of their respective subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not have a PGE Material Adverse Effect.

                    (b) Environmental Permits. Except as disclosed in Section
          1.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, each of PGE, PGH II and their respective subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such required Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and PGE, PGH II and their respective subsidiaries are in compliance with all terms and conditions of all such Environmental Permit, except where the failure to obtain or be in such compliance would not have a PGE Material Adverse Effect. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, there are no pending Environmental Permit proceedings or Environmental Permit renew proceedings that are reasonably likely to result in the imposition of more stringent terms or conditions in said Environmental Permits that would have a PGE Material Adverse Effect.

                    (c) Environmental Claims. Except as disclosed in Section
          3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, there is. no Environmental Claim pending, or to the knowledge of any of Seller, PGE, PGH II or any subsidiary of PGE or PGH II, threatened against PGE, PGH II or any of their respective subsidiaries that, if adversely determined, would have a PGE Material Adverse Effect.

                    (d) Orders. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, neither PGE, PGH II or any of their respective subsidiaries is subject to any judicial or administrative orders or decrees pursuant to any Environmental Law that would have a PGE Material Adverse Effect.

                    (e) Releases. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, there has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against PGE, PGH II or any subsidiary of PGE or PGH II, except for Releases of Hazardous Materials the liability for which would not have a PGE Material Adverse Effect.

                    (f) Predecessors. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule or as disclosed in the PGE SEC Reports, there are no Environmental Claims pending or threatened, or any Releases of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims with respect to any predecessor of PGE, PGH II or any subsidiary of PGE or PGH II, that would have a PGE Material Adverse Effect.

          Section 3.11 Regulation as a Utility. PGE is subject to regulation as a "public utility" by the OPUC pursuant to the law of the State of Oregon and is subject to regulation as a "public utility" by the FERC pursuant to Part II of the Power Act. PGE is not subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any other state in the United States or by any foreign country. PGE is a subsidiary of Seller, which is exempt, pursuant to Section 3 (a)(1) of PUHCA, and SEC Rule 2, from regulation under PUHCA and the SEC's rules thereunder, except Section 9(a)(2) of PUHCA. Neither PGH II or any subsidiary thereof is subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by the federal government of the U.S. or any state or political subdivision thereof or any foreign country.

          Section 3.12 Insurance. Each of PGE, PGH II and each of their respective subsidiaries is, and has been continuously since the later of January 1, 1997 and the date of its formation, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by PGE, PGH II and their respective subsidiaries during such time period. Neither PGE, PGH II nor any of their respective subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy. All material insurance policies covering the respective businesses conducted by PGE, PGH II and their respective subsidiaries are valid and enforceable policies.

          Section 3.13 Status of PGE Nuclear Facility. Except as set forth in
Section 3.13(2) of the Seller Disclosure Schedule, the operation of the PGE Nuclear Facility and the operations related to decommissioning of the PGE Nuclear Facility have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be so in compliance would not have a PGE Material Adverse Effect. Such legal requirements include, but are not limited to, the NRC license for the Trojan Nuclear Plant pursuant to 10 C.F.R. Part 50, the NRC license for the Trojan Independent Storage of Spent Nuclear Fuel and High-Level Radioactive Waste (ISFSI) pursuant to 10 C.F.R. Part 72 and Siting Statutes of the State of Oregon at ORS 469.320 (formerly Section 4 of Chapter 609, Oregon Laws of 1971) (the term "PGE Nuclear Facility" includes both the Trojan Nuclear Plant and the Trojan ISFSI Facility). Except as set forth in Section 3.13(2) of the Seller Disclosure Schedule, neither the operations of the PGE Nuclear Facility nor the operations related to decommissioning of the PGE Nuclear Facility are the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility. PGE maintains, and is in compliance with, emergency plans designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the PGE Nuclear Facility, and the NRC has determined that such plans are in compliance with its requirements. Liability insurance to the full extent required by law for non-operating nuclear facilities and consistent with Seller's view of the risks inherent in the decommissioning of the PGE Nuclear Facility remains in full force and effect regarding such facility, and the amount of such liability insurance has been approved by the NRC. Plans for the decommissioning of the PGE Nuclear Facility, and for the storage of spent nuclear fuel, conform with the requirements of applicable law, and PGE has funded such plans to the extent required by law. The Decommissioning Plan is a true and correct copy of the decommissioning plan approved by the NRC, which plan has been amended through Revision 6 as permitted by NRC regulations. The Trojan co-owners, PGE, the City of Eugene (acting by and through the Eugene Water & Electric Board) and PacifiCorp (collectively, the "Trojan Co-Owners"), have severally agreed to fund their shares of all decommissioning costs relating to Trojan, and neither Seller nor PGE, PGH II or their respective subsidiaries has any reason to believe that the Trojan Co-Owners will not fund such decommissioning costs in the future. The Trojan ISFSI final Safety Analysis Report is a true and correct copy of the safety plan submitted to the NRC in accordance with NRC requirements. Except as disclosed in Section 3.13 of the Seller Disclosure Schedule, Seller has no intention of varying PGE's operations from those described in the Decommissioning Plan and the Trojan ISFSI SAR and neither Seller nor PGE has any other material commitments (whether written or oral) to Governmental Authorities with respect to the PGE Nuclear Facility.

          Section 3.14 Year 2000 Compliance. Each of PGE and PGH II has (i) initiated a review and assessment of all material areas within its and each of its subsidiaries' business and operations (including those affected by major suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by PGE, PGH II or any of their respective subsidiaries (or any of their respective major suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis each as described in the Form 10-Q filed by PGE for the quarter ended June 30, 1999, and (iii) to date, implemented that plan in accordance with that timetable. PGE reasonably believes that its mission-critical internal systems (meaning internal systems that are necessary for PGE to reliably and safely deliver electric service, which includes embedded systems) are capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such systems record, store, process and present such calendar dates falling on or before December 31, 1999, other than such interruptions in millennium functionality that could not, individually or in the aggregate, reasonably be expected to result in a PGE Material Adverse Effect. Seller and PGE reasonably believe as of the date hereof that the remaining cost of adaptations referred to in the foregoing sentence will not exceed the amounts reflected in the Form 10-Q filed by PGE for the quarter ended June 30, 1999.

          Section 3.15 Contracts with Enron. Section 3.15 of the Seller Disclosure Schedule sets forth, as of the date hereof, a correct and complete list of all material contracts between PGE, PGH II or any of their respective subsidiaries and Seller and its subsidiaries (other than any subsidiary of Seller that is a subsidiary of Seller only by virtue of being a subsidiary of PGE or PGH II) (the "Related Party Contracts").

          Section 3.16 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE SHARES OR THE BUSINESS, ASSETS, OR LIABILITIES OF PGE AND PGH II.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller that:

          Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

          Section 4.2 Authority, Non-Contravention; Statutory Approvals.

                    (a) Authority. Purchaser has all requisite power and authority to enter into this Agreement and, subject to the Purchaser Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                    (b) Non-Contravention. Except as disclosed in Section 4.2(b) of the Purchaser Disclosure Schedule, the execution and delivery by Purchaser of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of payment, termination, cancellation, modification or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any of its joint ventures (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Purchaser Violation"), under, any provisions of (i) the articles of incorporation, bylaws or similar governing documents of Purchaser or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Purchaser Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority, applicable to Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any of its joint ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals disclosed in Section 4.2(b) of the Purchaser Disclosure Schedule (the "Purchaser Required Consents "), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser or any of its subsidiaries or, to Purchaser's knowledge, any of its joint ventures, is now a party or by which any of them or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Purchaser Violations that would not have, in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or reasonably be expected to delay or otherwise interfere with the obtaining of the Purchaser Required Statutory Approvals or the Seller Required Statutory Approvals.

                    (c) Statutory Approval. Except as disclosed in Section 4.2(c) of the Purchaser Disclosure Schedule, no material declaration, filing or registration with, or notice to or authorization, consent, finding by or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby (the "Purchaser Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Purchaser Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

          Section 4.3 Availability of Funds. Purchaser will have sufficient funds available to it to pay the Purchase Price on the Closing Date and to enable Purchaser to timely perform all of its obligations under this Agreement. Purchaser has delivered to Seller evidence of the availability of such funds, including copies of binding commitments in form and substance acceptable to Seller.

          Section 4.4 Purchase for Investment. Purchaser is acquiring the Shares for its own account, for investment only, without a view to distribution, as that phrase has meaning under the Securities Act and rules and regulations of the SEC. Purchaser understands that the effect of the representation and warranty made herein is that the Shares must be held by it indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is available at the time of any proposed sale or other transfer thereof.

          Section 4.5 Due Diligence. Purchaser is experienced in the evaluation and purchase of companies such as PGE and PGH II. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on its own independent investigation of PGE and PGH II and upon the representations and warranties and covenants in this Agreement.

          Section 4.6 No Knowledge of Breach. Purchaser does not know of any breach of warranty or any misrepresentation by Seller hereunder.

          Section 4.7 Regulation as a Utility. As of the date hereof, Purchaser is exempt from the registration and all other regulations and requirements of PUHCA and the rules and regulations promulgated thereunder, other than from
Section 9(a)(2) thereof, pursuant to the rules of the SEC under Section 3(a)(1) of PUHCA. Sierra Pacific Power Company, a wholly-owned subsidiary of Purchaser, is regulated as a public utility in the States of Nevada and California and in no other state. Nevada Power Company, a wholly-owned subsidiary of Purchaser, is regulated as a public utility in the State of Nevada and in no other state. Except as set forth in this Section 4.7, neither Purchaser nor any "subsidiary company" or "affiliate" (as each such term is defined in PUHCA) of Purchaser is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. Tuscarora Gas Pipeline Company, a wholly-owned subsidiary of Purchaser, is a general partner in Tuscarora Gas Transmission Company, which is a general partnership that owns and operates a FERC-regulated interstate natural gas pipeline.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE CLOSING

          After the date hereof and prior to the Closing or earlier termination of this Agreement, Seller agrees, except as expressly contemplated or permitted in this Agreement, or to the extent Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, as follows:

          Section 5.1 Ordinary Course of Business. Seller shall cause PGE, PGH II and each of PGE's and PGH II's respective subsidiaries to, carry on their respective businesses in all material respects in the usual, regular and ordinary course, consistent with past practice, and shall cause PGE, PGH II and each of their respective subsidiaries to, use all reasonable efforts to (i) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs, keep available the services of their present officers and employees as a group, (iii) maintain and keep their material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice, (iv) with respect to wholesale power and energy trading and transactions, comply with prudent policies, practices and procedures with respect to risk management and trading limitations, all to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing, and (v) comply with all applicable laws and orders of Governmental Authorities except for violations that, in the aggregate, would not have a PGE Material Adverse Effect.

          Section 5.2 Dividends and Repurchases.

                    (a) Restrictions on Dividends and Repurchases. Seller shall not permit PGE, PGH II or any of PGE's and PGH II's respective subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (A) dividends by a direct or indirect wholly-owned subsidiary of PGE or PGH II to PGE or PGH II, as the case may be, or another direct or indirect wholly-owned subsidiary of PGE or PGH II, (B) dividends by a less than a wholly-owned subsidiary of PGE or PGH II consistent with past practice, (C) dividends on the PGE Preferred Stock outstanding on the date hereof, (D) dividends on the PGE Common Stock in an amount equal to the lesser of (x) the aggregate amount of consolidated net income after income taxes (for this purpose income taxes shall mean any book provision for income taxes consistent with the manner reported in the PGE SEC Reports) available to common stock of PGE and its subsidiaries (for purposes of this Section 5.2, "net income") for the period from January 1, 1999 through the Closing Date or (y) an amount equal to the aggregate of $129.1 million for 1999, $142.6 million for 2000 and, if applicable, $143.8 million for 2001 (irrespective of when such dividends are actually declared or paid and prorated for the year in which the Closing in occurs based upon the number of days in such year before and after the Closing Date) less, in the case of (x) or (y), any dividends on the PGE Common Stock declared and paid by PGE during the period from January 1, 1999 to the date hereof, and (E) the transactions contemplated by Section 6.5(i) ; provided, however, that the provisions of this Section 5.2(a)(i) shall not limit or restrict payments by any of PGE, PGH II or their respective subsidiaries to Seller in respect of intercompany payables or accounts or their liability to Seller on account of PGE or PGH II and their respective subsidiaries being a member or members of Seller's affiliated group for federal income tax purposes and, if applicable, any similar combined or unitary group for state income tax purposes other than any liability arising by virtue of Treasury Regulations ss. 1. 1502-6 or any similar state provision (the "Tax Sharing Payment"); and provided, further, that PGE will not pay dividends (not including payments in respect of intercompany payables or accounts or Tax Sharing Payments) in 1999 in an amount in excess of $129.1 million; (ii) split, combine or reclassify any of PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II; or (iii) redeem, repurchase or otherwise acquire any shares of A PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II A other than intercompany acquisitions of capital stock. For purposes of this Section 5.2(a), any gain on the sale of the assets referred to in Sections 5.6(6) and 5.6(12) of the Seller Disclosure Schedule shall be excluded from net income of PGE.

                    Notwithstanding anything herein to the contrary, any Tax Sharing Payment to be made by PGE or PGH II with respect to any taxable period shall not exceed an amount equal to the hypothetical Tax liability of each such entity with respect to such taxable period calculated on a separate company basis as if PGE and PGH II were not members of Seller's A consolidated group or, if applicable, any combined or unitary state group. If PGE or PGH II makes any Tax Sharing Payment in respect of Taxes that are calculated on an estimated basis (an "Estimated Tax Payment") and the aggregate of such Estimated Tax Payment with respect to a taxable period exceeds the actual Tax Sharing Payment that would have been payable with respect to such taxable period, Seller shall pay to Purchaser an amount equal to such excess; if the amount of the aggregate of such Estimated Tax Payment with respect to a taxable period is less than the actual Tax Sharing Payment that would have been payable with respect to such taxable period, Purchaser shall pay to Seller an amount equal to such difference.

                    (b) Stub Period Dividend. At least five business days before the anticipated Closing Date, Seller will provide Purchaser with Seller's calculation of the net income of PGE for the period commencing on the date after the date of the most recent historical financial statements filed by PGE with the SEC and ending on the Closing Date (as estimated by Seller with respect to the operations through the Closing Date and any other portion of such period for which historical financial information is unavailable) (the "Stub Period"). In addition to any amount of dividends that may otherwise be paid to Seller in accordance with the terms of Section 5.2(a) for periods on or prior to the date of the most recent historical financial statements filed by PGE with the SEC, Seller may, subject to the limitations set forth in Section 5.2(a)(i)(D))(y) above, cause PGE to pay a dividend to it prior to Closing in an amount equal to the amount of net income reflected in such calculation. If Purchaser disagrees with Seller's calculation of net income for the Stub Period, its sole remedy in respect thereof shall be to refer the matter to PGE's auditors who shall, upon Purchaser's request, provided that such request is made to Seller within 15 business days after the Closing Date, calculate PGE's net income for the Stub Period. The auditor's sole inquiry under such circumstances will be with respect to the net income of PGE for the Stub Period. The calculation of PGE's net income for the Stub Period by its auditors shall be made within 45 days of such request and shall be final and binding on the Parties. If such auditors determine that PGE's net income for the Stub Period is more than 1 % less than the amount calculated by Seller, Seller will pay the amount of such difference to Purchaser (provided that the amount of such difference was included in a dividend paid by PGE to Seller prior to Closing). If such auditors determine that PGE's net income is more than 1% greater than the amount calculated by Seller, Purchaser will, subject to the limitations set forth in Section 5.2(a)(i)(D) above, pay the amount of the difference to Seller. Payments required pursuant to this Section 5.2(b) will be made within two business days of the delivery of the auditors report. Purchaser will be responsible for all out of pocket costs and expenses relating to the accounting review process unless Seller is determined to have overstated net income for the Stub Period by an amount equal to or greater than 5% of the net income reported by Seller for the Stub Period in which case Seller shall be responsible for such costs and expenses.

          Section 5.3 Issuance of Securities. Except as disclosed in Section 5.3 of the Seller Disclosure Schedule, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's respective subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of PGE's or PGH II's capital stock or the capital stock of any subsidiary of PGE or PGH II or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than issuances by direct or indirect wholly-owned subsidiaries of PGE or PGH II of securities to PGE or PGH II or to other direct or indirect wholly owned subsidiaries of PGE or PGH II.

          Section 5.4 Charter Documents. Neither PGE nor PGH II shall amend or propose to amend its certificate or articles of incorporation or by-laws in any way that would adversely affect the consummation of the transactions contemplated by this Agreement.

          Section 5.5 Acquisitions. Except as disclosed in Section 5.5 of the Seller Disclosure Schedule, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets material to such companies taken as a whole, other than in the ordinary course of business consistent with past practice, not to exceed $20 million in the aggregate.

          Section 5.6 No Dispositions. Except as disclosed in Section 5.6 of the Seller Disclosure Schedule, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any assets material to such companies taken as a whole, other than in the ordinary course of business consistent with past practice, not to exceed $20 million in the aggregate.

          Section 5.7 Indebtedness. Except as disclosed in Section 5.7 of the Seller Disclosure Schedule, Seller shall not permit PGE or PGH II or any of PGE's or PGH II's subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) other than (a) short-term indebtedness in an amount not to exceed the amount of indebtedness provided for in PGE's current short term credit facilities (b) long-term indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds and (c) up to $200 million in additional indebtedness, including not more than $100 million in additional indebtedness, having maturities of five years or less from its date of incurrence.

          Section 5.8 Capital Expenditures. Except as disclosed in Section 5.8 of the Seller Disclosure Schedule or as required by law, Seller shall not permit PGE, PGH II or any of PGE's or PGH II's subsidiaries to, make any capital expenditures, other than (i) capital expenditures previously budgeted for the remainder of 1999, and (ii) capital expenditures to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance to the equivalent state prior to such casualty or accident).

          Section 5.9 Compensation, Benefits. Except as disclosed in Section 5.9 of the Seller Disclosure Schedule, Seller shall not permit PGE or PGH II or any of PGE's or PGH II's subsidiaries to, (a) enter into, adopt, amend or renew (except as may be required by applicable law), accept assignment of or increase the amount or accelerate the payment or vesting of any benefit or amount it plan or other contract, agreement, commitment, arrangement, payable under, any employee benefit plan or policy maintained by, contributed to or entered into by PGE, PGH II or any of their respective subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of PGE or PGH II or any of their respective subsidiaries, except
(i) pursuant to binding legal commitments and (ii) other than with respect to executive officers of PGE or PGH II (including without limitation Peggy Fowler, Alvin Alexanderson, Fred Miller and David Carboneau) for whom this clause (ii) shall not apply, for normal (including incentive) increases, extensions, expansions, enhancements, amendments or adoptions, renewals or assignments in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to PGE, PGH II and their respective subsidiaries taken as a whole or (b) enter into, amend, accept assignment of or renew any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer of PGE or PGH II or any of their respective subsidiaries except, other than with respect to executive officers of PGE or PGH II (including without limitation Peggy Fowler, Alvin Alexanderson, Fred Miller and David Carboneau) for whom this exception shall not apply, in the ordinary course of business consistent with past practice.

          Section 5.10 Cooperation, Notification. Seller shall: (a) confer on a regular and frequent basis with one or more representatives of Purchaser to discuss the general status of PGE's and PGH II's ongoing operations; (b) promptly notify Purchaser of any significant changes in PGE's or PGH II's business, properties, financial condition or results of operations; and (c) advise Purchaser of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a PGE Material Adverse Effect.

          Section 5.11 Insurance. Seller shall cause PGE, PGH II and each of PGE's and PGH II's subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

          Section 5.12 Permits. Seller shall cause PGE, PGH II and each of PGE's and PGH II's subsidiaries to use commercially reasonable efforts to maintain in effect all existing Permits pursuant to which PGE, PGH II or any of their respective subsidiaries operate.

          Section 5.13 Nuclear Operations. Seller shall not permit PGE or any of its subsidiaries to (i) breach any existing contract or arrangement for the disposal or storage of spent nuclear fuel or components of the PGE Nuclear Facility; or (ii) obligate itself to the payment of decommissioning expenses for the PGE Nuclear Facility, or propose or adopt a budget for such decommissioning expenses, which exceeds the decommissioning forecast set forth in Section 5.13 of the Seller Disclosure Schedule, by an amount sufficient to produce a PGE Material Adverse Effect when measured over the life of the payment obligation or budget for such expenses. Seller shall not permit PGE to engage in, or enter into the business of undertaking to engage in, the transportation, treatment or disposal of radioactive waste generated by third parties. To the extent not prohibited by applicable laws, regulations, facility licenses, permits and agreements with third parties existing as of the date of this Agreement, at all times prior to the Closing, Seller shall make available to Purchaser, upon its request, any existing information relevant to the operation or decommissioning of the PGE Nuclear Facility, and shall inform Purchaser promptly of any proposed material changes to the Decommissioning Plan. If Seller is prohibited by agreement with a third party from providing information to Purchaser, Seller shall use reasonable efforts (including taking into account Purchaser's willingness to execute appropriate confidentiality agreements) to obtain the consent of such third party to the release of such information. In addition, upon reasonable notice, Seller shall allow access by two individuals designated by Purchaser, to all portions of the PGE Nuclear Facility, affording those Persons the same degree of access to facilities and information to the same extent afforded the Vice President of Nuclear and Thermal Operations. Access by the individuals selected by Purchaser shall be pursuant to existing procedures for access to the PGE Nuclear Facility, including any security clearance and training normally required of PGE nuclear personnel.

          Section 5.14 Discharge of Liabilities. Seller shall not permit PGE, PGH II and each of PGE's and PGH II's subsidiaries to pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in PGE SEC Reports or the September 30, 1999 balance sheet included in the PGE II Pro Formas, as the case may be, or incurred in the ordinary course of business consistent with past practice.

          Section 5.15 Contracts. Seller shall not permit PGE, PGH II and each of PGE's and PGH II's subsidiaries to, except in the ordinary course of business consistent with past practice, (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material contract to which PGE, PGH II or any of PGE's or PGH II's subsidiaries is a party or waive, release or assign any material rights or claims or (ii) to enter into any new material contracts except as otherwise expressly permitted by this Agreement. For purposes of the restrictions in this Section 5.15 on modifications, amendments or terminations of contracts, a contract will be deemed to be a material contract if the modification, amendment or termination of such contract shall result in an incremental payment or payments during the 12 month period immediately following such modification, amendment or termination to any of PGE, PGH II or their respective subsidiaries of $1.0 million or more, or, in the case of contracts with a term extending beyond the Closing Date, $5.0 million or more in the aggregate.

          Section 5.16 Certain Actions. Seller will not permit PGE, PGH II or any of their respective an subsidiaries to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

          Section 5.17 Non-Solicitation. Seller agrees that, during the period beginning on the date hereof and ending one year after the Closing Date, neither it nor any of its subsidiaries (excluding PGE, PGH II and their respective subsidiaries) will, directly or indirectly, solicit for employment or attempt to hire or hire for employment any Person who is employed by PGE, PGH II or any of their respective subsidiaries on the date of this Agreement or at any time prior to the Closing Date; provided, however, that the restrictions in this Section
5.17 shall not be applicable to any Person that is terminated without cause by PGE, PGH II or any of their respective subsidiaries after the Closing Date; and, provided, further, that general advertising of employment opportunities and posting of employment opportunities on Seller's internal employee bulletin board shall be permitted hereunder and such activities shall be deemed not to violate the non-solicitation or attempt to hire provisions of this Section 5.17.

          Section 5.18 Accounting Matters. Seller shall not permit PGE, PGH II or any of their respective subsidiaries to make any material changes in any of their accounting methods, policies or procedures, including without limitation, in calculating net income, except as required by law, rule, regulation or GAAP. In addition, neither Seller, PGE, PGH II or any of their respective subsidiaries will seek any regulations or rulings from any Governmental Authority regarding accounting methods, policies or procedures of PGE or its subsidiaries without the prior written consent of Purchaser.


                                   ARTICLE VI

                             ADDITIONAL ARRANGEMENTS

          Section 6.1 Access to Information. Upon reasonable notice and during normal business hours, Seller shall cause PGE, PGH II and each of PGE's and PGH II's respective subsidiaries to, afford to the Purchaser Representatives reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of their properties, books, contracts, personnel, commitments and records; provided, however, that (A) any such access shall not interfere unreasonably with the operation of the business of PGE, PGH II or any of their respective subsidiaries, (B) neither PGE, PGH II nor any of their respective subsidiaries shall be required to take any action which would constitute a waiver of the attorney-client privilege and (C) neither PGE, PGH II nor any of their respective subsidiaries shall be required to supply Purchaser with any information which PGE, PGH II or any of their respective subsidiaries is under a legal obligation not to supply. During such period, Seller and Purchaser shall furnish promptly to the other Party (i) a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of the FERC, the NRC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission with respect to the transactions contemplated hereby and (ii) all information concerning themselves, their subsidiaries, directors and officers and such matters as may be reasonably requested by the other Party in connection with any filings, applications or approvals required or contemplated by this Agreement. All documents and information furnished pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement. The Party requesting copies of any documents from the other Party shall be responsible for all out-of-pocket expenses incurred by the Party to whom such request is made in complying with such request, including any cost of reproducing and delivering any required information.

          Section 6.2 Regulatory Matter.

                    (a) As promptly as practicable but in any event not later than 120 days after the date of this Agreement, Seller and Purchaser shall each file with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

                    (b) Seller and Purchaser shall cooperate with each other to
          (i) promptly (but in any event not later than 75 days after the date of this Agreement with respect to filings with the OPUC and the Public Utility Commission of Nevada, 90 days after the date of this Agreement with respect to filings with the SEC and 120 days after the date of this Agreement with respect to filings with FERC) prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use their respective best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) use their respective best efforts to obtain all necessary permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses
          (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Statutory Approvals and the Purchaser Required Statutory Approvals) or required by the terms of any note, bond, mortgage, indenture deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which PGE, PGH II or Purchaser or any of their respective subsidiaries is a party or by which any of them is bound. Each of Seller and Purchaser shall have the right to review in advance all filings to be made by the other Party with any Governmental Authority in connection with the transactions contemplated hereby.

          Section 6.3 Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto will use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Shares pursuant to this Agreement, including without limitation, using best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Neither of the Parties hereto will, without the prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Purchaser further agrees that it shall not, and shall not permit any of its subsidiaries to, and Seller further agrees to cause PGE, PGH II and each. subsidiary of PGE or PGH II not to, enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or financing, if the entering into of a definitive agreement relating to or the consummation of such transaction could reasonably be expected to delay the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or significantly increase the risk of not being able to remove any such order on appeal or otherwise.

          Section 6.4 Public Announcements. Seller and Purchaser shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, subject to each Party's disclosure obligations imposed by law or any applicable national securities exchange, (a) shall consult with each other with respect to any public announcements or statements and (b) shall not issue any public announcement or statement with respect to the transactions contemplated by this Agreement that is inconsistent with any public announcement or statement previously made by either Party without the consent of the other Party.

          Section 6.5 Employee Benefit Plans.

                    (a) Prior to Closing, Seller shall have caused sponsorship of the Portland General Holdings, Inc. Pension Plan and Portland General Holdings, Inc. Voluntary Employees' Beneficiary Association and any related trusts or other funding vehicles to be transferred to and assumed by PGH II and PGE and PGH shall thereupon cease to be a sponsor of such plans. From and after Closing, Seller and Seller's affiliates and subsidiaries (including PGH) shall have no rights, duties, responsibilities or liabilities with respect to the Portland General Holdings, Inc. Pension Plan and Portland General Holdings, Inc. Voluntary Employees' Beneficiary Association or any related trusts or other funding vehicles and Purchaser agrees that, pursuant to their assumption of sponsorship of such plans, PGH II and PGE shall assume all rights, duties, responsibilities and liabilities with respect to such plans, and any related trusts or other funding vehicles.

                    (b) The account balances (both vested and unvested) under the Enron Corp. Savings Plan of the PGE Employees and of any other individuals whose accounts were transferred into the Enron Corp. Savings Plan pursuant to the merger into such plan of the Portland General Holdings, Inc. Retirement Savings Plan shall be transferred to a qualified defined contribution plan of the Purchaser as soon as practicable after Closing following receipt from the IRS of confirmation that such transfer will not adversely affect the qualified status under applicable provisions of the Code of the Enron Corp. Savings Plan. Such transfer shall be in cash except that any outstanding participant loans shall be transferred in kind.

                    (c) The account balances under the Enron Corp. Employee Stock Ownership Plan of the PGE Employees shall be distributed to them in lump sum payments in cash or in kind as soon as practicable after Closing after receipt by Seller from the IRS of confirmation that effecting such distributions will not adversely affect the qualified status of such plan under applicable provisions of the Code.

                    (d) After Closing, the Enron Corp. Medical Plan for Active Employees, the Enron Corp. Medical Plan for Inactive Participants, the Enron Corp. Dental Plan for Active Employees and the Enron Corp. Dental Plan for Inactive Participants shall thereafter be liable for and only for the payment of claims incurred prior to Closing by the PGE Employees and the PGE Former Employees who were covered by such plans prior to Closing.

                    (e) From and after Closing, the PGE Employees shall no longer be permitted to make pre-tax contributions under the Enron Corp. Flexible Benefit Plan but they shall be permitted to submit claims against their medical reimbursement and dependent care flexible spending accounts under such plan through the remainder of the calendar year including Closing but not for any amounts in excess of the Closing date balances of such accounts.

                    (f) For a period of not less than two years following the Closing Date, Purchaser shall provide or shall cause PGH II and PGE and their subsidiaries to provide the PGE Employees and the PGE Former Employees with employee benefits that are not materially less favorable in the aggregate than those provided (a) immediately prior to Closing to such individuals under the Benefit Plans disclosed on Seller's Disclosure Schedule at Section 3.9(a) or (b) to similarly situated United States employees of Purchaser and its subsidiaries; provided, however, that the foregoing shall not require the continued maintenance of or prevent the amendment or termination of any particular benefit plan except that during such two year period Purchaser shall provide or cause PGH II and PGE to provide severance benefits for the PGE Employees in amounts and upon terms and conditions that are no less favorable than those that were in effect under the Portland General Holdings, Inc. Involuntary Severance Plan as in effect on September 5, 1997 and the Portland General Holdings,

          Inc. Outplacement Assistance Plan as in effect on September 5, 1997, and provided, further, that Purchaser's right to negotiate successor collective bargaining agreements shall not be limited by this Section 6.5(f).

                    (g) Each PGE Employee and PGE Former Employee shall be given credit for all purposes under the Replacement Plans for all service prior to the Closing with Seller and its affiliates and subsidiaries (including, specifically, service with PGH, PGH II, PGE and their affiliates and subsidiaries prior to their acquisition by Seller), to the extent such credit was given under the Benefit Plans disclosed on Seller's Disclosure Schedule at Section 3.9(a).

                    (h) No preexisting condition exclusion or limitation that was inapplicable under the applicable Benefit Plan immediately prior to closing shall be applicable with respect to the participation of any PGE Employee or PGE Former Employee in any Replacement Plan that is a medical benefit plan, but (i) the medical expenses incurred by a PGE Employee or PGE Former Employee (or their spouses and dependents) during the portion of the year prior to Closing shall be counted for purposes of the annual deductible of any such medical benefit plan to the extent such expenses were similarly counted under the applicable Benefit Plan prior to the closing and (ii) the medical expenses paid by a Benefit Plan of Seller and its affiliates and subsidiaries that is a medical plan during the year in which Closing occurs for any PGE Employee or PGE Former Employee (and their spouses or dependents) shall. be counted for purposes of any annual limits of such medical benefit plan.

                    (i) Prior to Closing, Seller shall have caused PGH or Seller to assume any and all obligations (including benefit liability obligations and allocated assets) of PGE with respect to and under each of the Portland General Holdings, Inc. Umbrella Trust for Outside Directors, the Portland General Holdings, Inc. Umbrella Trust for Management (jointly, the "Trusts"), the Portland General Holdings, Inc. Outside Directors' Life Insurance Benefit Plan, the Portland General Holdings, Inc. Senior Officers' Life Insurance Benefit Plan, the Portland General Holdings, Inc. Management Deferred Compensation Plan, the Portland General Holdings, Inc. Outside Directors' Deferred Compensation Plan, the Portland General Holdings, Inc. Supplemental Executive Retirement Plan and the Portland General Holdings Inc. Retirement Plan for Outside Directors (jointly, the "Executive and Director Plans") and shall have caused the subtrusts in the Trusts to be adjusted to reflect the transfer from PGE to PGH of liabilities under the Executive and Director Plans as described above. In connection with the assumption by PGH or Seller of such obligations, at or prior to Closing, PGH shall transfer to PGH II and PGH II shall assume from PGH the $20,607,214 payable to PGE incurred by PGH on July 31, 1999 and all accrued interest thereon and PGE shall release PGH in respect thereof Section 6.5 of the Seller Disclosure Schedule provides certain information regarding the regulatory status of the Executive and Director Plans.

          Section 6.6 Expenses. Subject to Section 5.2, Section 6.1, Section
6.15 and Section 8.2, (a) all costs and expenses incurred by Seller, PGE or PGH II in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and (b) all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.

          Section 6.7 No Breach, Etc. No Party shall, nor shall any Party permit any of its subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

          Section 6.8 Directors' and Officers' Indemnification.

                    (a) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Closing Date, all rights to indemnification now existing in favor of the employees, agents, directors or officers of PGE, PGH II and their respective subsidiaries with respect to their activities as such prior to or on the Closing Date, as provided in their respective articles of incorporation, bylaws, other organizational documents or indemnification agreements in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date, provided that, in the event any claim or claims are asserted or made within such six year period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

                    (b) Successors. In the event Purchaser, PGE, PGH II or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
          (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Purchaser, PGE or PGH II, as the case may be, shall assume the obligations set forth in this
          Section 6.8.

          Section 6.9 Insurance. Purchaser shall cause to be put in place as of the Closing Date insurance policies covering PGE and PGH II and their respective subsidiaries to the extent such entities are included in Seller's policies as of such date. Purchaser shall cause all surety bonds and letters of credit that Seller or its affiliates (other than PGE, PGH II and their respective subsidiaries) have entered into or provided on behalf of PGE, PGH II or their respective subsidiaries and that remain outstanding on the Closing Date to be replaced as of the Closing Date with no further obligation to Seller or such affiliates. A list of the types of insurance coverage provided by Seller for PGE and PGH II and their respective subsidiaries and the surety bonds and letters of credit entered into or provided on their behalf, in each case as of the date hereof, is set forth on Schedule 6.9 of the Seller Disclosure Schedule.

          Section 6.10 Corporate Name. Purchaser shall not acquire, nor shall PGE, PGH II or any of PGE's or PGH II's subsidiaries retain, any rights to the name "Enron" (and all derivations therefrom) and any trademarks, trade names or symbols related thereto. As soon as reasonably practicable after the Closing (and in any event, within 60 days after the Closing Date) Purchaser will cause PGE, PGH II and each of their respective subsidiaries to remove the "Enron" name (and all derivations therefrom), and all trademarks, trade names and symbols related thereto from the properties and assets of PGE, PGH II and each of their respective subsidiaries (including changing all signage relating thereto). In addition, within 10 business days of the Closing Date, Purchaser will change all of the legal names of the subsidiaries of PGE and PGH II to delete from the name thereof the word "Enron".

          Section 6.11 Related Party Contracts. Except as set forth on Schedule
6.11 of the Seller Disclosure Schedule, Seller shall cause all of the Related Party Contracts, including those entered into after the date of this Agreement, to be terminated prior to the Closing.

          Section 6.12 PUHCA. Purchaser shall comply with any and all requirements of PUHCA. If Purchaser is required to register under Section 5 of PUHCA in connection with the transactions contemplated by this Agreement, Purchaser shall comply with the notification and registration requirements of
Section 5 of PUHCA and the SEC's regulations thereunder. Purchaser shall take any and all actions necessary to comply with Sections 10 and 11 of PUHCA as such provisions relate to the integration of the utility assets of Purchaser, its subsidiaries and PGE.

          Section 6.13 Tax Matters.

                    (a) Consolidated Returns. Seller shall cause to be included in the consolidated federal income Tax Returns (and in the state income Tax Returns of any state in which consolidated, combined or unitary income Tax Returns are filed) of the affiliated group of corporations of which Seller is the common parent (the "Seller Group") for any period beginning on or after the date on which PGE was first included in the consolidated federal income Tax Return of the Seller Group (the "Beginning Tax Date") and ending on or before the Closing Date, all items of income, gain, loss, deduction and credit and other tax items ("Tax Items") of PGE, PGH II and their respective subsidiaries which are required to be included therein (taking into account the provisions of Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)), and shall cause such Tax Returns to be timely filed with the appropriate taxing authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes (except for Taxes resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing) due with respect to the periods covered by such Tax Returns.

                    (b) Separate Returns. With respect to any Tax Return covering a taxable period beginning on or after the Beginning Tax Date and ending on or before the Closing Date that is required to be filed after the Closing Date with respect to any of PGE, PGH II and their respective subsidiaries and that is not described in paragraph (a) above, Purchaser shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, and shall cause such Tax Return to be filed timely with the appropriate taxing authority. Seller shall provide Purchaser with the information necessary to prepare all such Tax Returns. Purchaser shall deliver a copy of each such Tax Return to Seller at least 30 days prior to the due date for the filing of each such Tax Return to permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions as are reasonably requested by Seller. Seller shall pay to Purchaser, at least five days prior to the due date for any such Tax Return, all amounts (except for Taxes resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing) which are shown as due on such Tax Return, and Purchaser shall pay the amount shown as due on such Tax Return and remit such amounts to the appropriate taxing authorities. Seller shall be entitled to any refund for Taxes for any period covered by any such Tax Return.

                    (c) Straddle Returns. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date (a "Straddle Period Return") with respect to any of PGE, PGH II and their respective subsidiaries, Purchaser shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein and shall furnish a copy of such Tax Return to Seller. Seller shall pay to Purchaser at least five days prior to the due date for the filing of any Straddle Period Return an amount equal to the portion of the Taxes shown on such return which relates to the portion of such taxable period ending on the Closing Date (a"Pre-Closing Straddle Period"). For purposes of this Section 6.13 (c), in the case of any Taxes that are imposed on a periodic basis and are payable with respect to a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (1) in the case of any Taxes other than Taxes based upon or related to income, receipts, sales or payroll, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (2) in the case of any Tax based upon or related to income, receipts, sales or payroll, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

                    (d) Consistency. Any Tax Return to be prepared pursuant to the provisions of Section 6.13(b) or (c) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.

                    (e) Access to Tax Records. Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to PGE, PGH II and their respective subsidiaries within the possession of Seller or any member of the Seller Group (including workpapers and correspondence with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities. Purchaser shall grant or cause PGE, PGH II and their respective subsidiaries to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to PGE, PGH II and their respective subsidiaries within the possession of Purchaser, PGE, PGH II or their respective subsidiaries (including workpapers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

                    (f) Transfer Taxes. Purchaser shall be responsible for the payment of all state and local transfer, sales, use or other similar Taxes resulting from the transactions contemplated by this Agreement.

                    (g) No Section 338 Election. No election shall be made under section 338 of the Code or the corresponding provisions of any state Tax law with respect to the purchase of the PGE Shares or the PGH II Shares.

                    (h) Indemnification for Taxes. From and after the Closing Date Seller shall protect, defend, indemnify and hold harmless Purchaser, PGE, PGH II and their respective subsidiaries from any and all Taxes imposed on PGE, PGH II or any of their respective subsidiaries (i) for any taxable period beginning on or after the Beginning Tax Date and ending on or before the Closing Date (except for Taxes resulting from any transaction not in the ordinary course of business occurring on the Closing Date after the Closing), (ii) with respect to any Pre-Closing Straddle Period; or (iii) resulting by reason of the several liability of PGE, PGH II or any of their respective subsidiaries for Taxes pursuant to Treas. Reg. ss. 1.1502-6 or any analogous state, local or foreign law or regulation for periods beginning on or after the Beginning Tax Date and ending on or before the Closing Date; provided, however, that Seller's liability under this paragraph shall be reduced with respect to any item to the extent of the amount for which such item was specifically identified and reserved in the financial statements referred to in Section 3.5 and not taken into account in computing any Tax Sharing Payment. Purchaser shall protect, defend, indemnify and hold harmless Seller and each member of the Seller Group from any and all other Taxes imposed on PGE, PGH II or any of their respective subsidiaries.

                    (i) Tax Proceedings. In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller would be liable pursuant to this Agreement, Purchaser shall promptly inform Seller, and shall afford Seller, at its expense, the opportunity to control the conduct of such Proceedings. Seller shall have the right to initiate any claim for refund, file any amended Tax Return or take any other action which it deems appropriate with respect to such Taxes; provided that such action does not adversely affect Purchaser or PGE, PGH II or the respective subsidiaries of PGE and PGH II for any taxable year beginning after the Closing Date. Any Proceeding with respect to Taxes for a period which includes but does not end on the Closing Date shall be controlled jointly by Seller and Purchaser.

                    (j) Tax Sharing Agreements. All tax sharing agreements with respect to or involving PGE, PGH II and their respective subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, PGE, PGH Il and their subsidiaries shall not be bound thereby or have any liability thereunder.

          Section 6.14 Evidence of Financing Availability. If the Closing has not occurred on or before November 3, 2000, Purchaser will obtain, and will provide Seller with a copy of, either (i) an extension of the commitment letter received by Purchaser on the date hereof, a copy of which has been provided to Seller, providing for a commitment of at least the same amount of financing and including funding conditions and other terms and conditions no less favorable than the terms of the original commitment letter, or (ii) a new commitment letter or letters that provides for an amount of financing and including funding conditions and other terms and conditions no less favorable than the terms of the original commitment letter from a bona fide lender, in the case of each of
(i) and (ii) including a termination date not before May 5, 2001.


                                   ARTICLE VII

                                   CONDITIONS

          Section 7.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to purchase the Shares and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date (or the waiver by Purchaser) of the following conditions:

                    (a) No Injunction. No preliminary or permanent injunction or other order, judgment or decree by any federal or state court of competent jurisdiction that prevents the consummation of the sale of the Shares contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order, judgment or decree lifted), and the sale of the Shares shall not have been prohibited under any applicable federal or state law or regulation.

                    (b) Statutory Approvals. All Seller Required Statutory Approvals and all Purchaser Required Statutory Approvals shall have been made or obtained and become Final Orders, and such Final Orders shall not, in the aggregate, impose terms or conditions that would have a PGE Material Adverse Effect or a materially adverse effect or change on the business, condition (financial or otherwise) or results of operations of the Purchaser, PGE and their respective subsidiaries taken as a whole.

                    (c) Performance of Obligations of Seller. Seller shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date.

                    (d) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of clauses (i) and (ii) above for such failures of representations and warranties to be true and correct (without regard to any materiality qualifications contained therein) that, individually or in the aggregate, would not result in a PGE Material Adverse Effect.

                    (e) Closing Certificate. Purchaser shall have received a certificate from an authorized officer of the Seller, dated the Closing Date, to the effect that, to such office's, knowledge, the conditions set forth in Section 7. 1 (c), and Section 7. 1 (d) have been satisfied.

                    (f) No PGE Material Adverse Effect. Since the date of this Agreement, no PGE Material Adverse Effect shall have occurred and be continuing.

          Section 7.2 Conditions to Obligations of Seller. The obligations of Seller to sell the Shares and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date (or the waiver by Seller) of the following conditions:

                    (a) No Injunction. No preliminary or permanent injunction or other order, judgment or decree by any federal or state court of competent jurisdiction that prevents the consummation of the sale of the Shares contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order, judgment or decree lifted), and the sale of the Shares shall not have been prohibited under any applicable federal or state law or regulation.

                    (b) Statutory Approvals. All Purchaser Required Statutory Approvals and all Seller Required Statutory Approvals shall have been made or obtained and become Final Orders, and such Final Orders shall not impose any liability, loss, cost, expense, restriction, encumbrance or obligation on Seller or any of its subsidiaries or affiliates.

                    (c) Performance of Obligations of Purchaser. Purchaser shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed and complied with by Purchaser on or prior to the Closing Date.

                    (d) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct (without regard to any materiality qualifications contained therein) in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                    (e) Closing Certificate. Seller shall have received a certificate from an authorized officer of Purchaser dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Section 7.2(c), and Section 7.2(d) have been satisfied.

                                  ARTICLE VIII

                                   TERMINATION

          Section 8.1 Termination.

                    (a) Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual consent of Seller and Purchaser.

                    (b) Permanent Injunction. This Agreement may be terminated by Seller or Purchaser, if any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable.

                    (c) Termination Date. This Agreement may be terminated by Seller or Purchaser if the Closing contemplated hereby shall have not occurred on or before the day that is 12 months from the date of this Agreement (the "Initial Termination Date"); provided that the right to terminate this Agreement under this Section 8. 1 (c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Closing to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 7.1(b) or 7.2(b) shall not have been fulfilled, but all other conditions to the Closing have been fulfilled or are capable of being fulfilled, then the Initial Termination Date shall be extended to the day that is 18 months from the date of this Agreement.

                    (d) Required Statutory Approvals. This Agreement may be terminated by Purchaser or Seller if any of the Purchaser Required Statutory Approvals or Seller Required Statutory Approvals, the receipt of which are conditions to the obligations of Purchaser and Seller to consummate the Closing as set forth in Sections 7. 1 (b) and 7.2(b), shall have been denied by a final and nonappealable order, judgment or decree.

                    (e) Breach by Seller. This Agreement may be terminated by Purchaser if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement which has resulted in a PGE Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date sixty (60) days after receipt by Seller of written notice specifying particularly such violation or breach, and such violation or breach has not been waived by Purchaser.

                    (f) Breach by Purchaser. This Agreement may be terminated by Seller if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date sixty (60) days after receipt by Purchaser of written notice specifying particularly such violation or breach, and such violation or breach has not been waived by Seller.

                    (g) Financing. This Agreement may be terminated by Seller if Purchaser has violated or breached its covenant in Section 6.14, and such violation or breach has not been waived by Seller.

          Section 8.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to this
Article VIII, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 8.1(a) through (d), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement. In the event of a termination of this Agreement pursuant to
Section 8.1 (e), Section 8.1 (f) or Section 8.1 (g), the breaching Party shall promptly (but no later than five business days after receipt of notice from the non-breaching Party) pay to the non-breaching Party an amount in cash equal to all documented out-of-pocket expenses and fees incurred by the non-breaching Party (including without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to, the transactions contemplated by this Agreement). The reimbursement of expenses provided in the immediately preceding sentence shall be in addition to any rights that any Party may have at common law or otherwise.


                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. No representation, warranty, covenant or agreement in this Agreement shall survive the Closing or termination of the Agreement, except the covenants and agreements contained in Section 1.5 (Enron Merger Payment), Section 5.2(b) (Stub Period Dividend), Section 5.17 (Non- Solicitation) Section 6.5 (Employee Benefit Plans), Section 6.6 (Expenses), Section 6.8 (Directors' and Officers' Indemnification), Section 6.10 (Corporate Name), Section 6.13 (Tax Matters),
Section 8.2 (Procedure and Effect of Termination), and this Article IX, each of which shall survive in accordance with its terms.

          Section 9.2 Brokers. Seller represents and warrants that, except for Credit Suisse First Boston Corporation and SG Barr Devlin, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, PGE or PGH II. Purchaser represents and warrants that, except for Salomon Smith Barney, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

          Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or
(b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), to the Parties, in each case to the following addresses (or at such other address for a Party as shall be specified by like notice):

               (i)  If to Purchaser, to:

                         Sierra Pacific Resources
                         6100 Neil Road
                         Reno, NV 89511
                         Attn.: General Counsel
                         Fax: (775) 834-5959

                    with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom L.L.P.
                         919 Third Avenue
                         New York, NY 10022
                         Attn.: Sheldon S. Adler
                         Fax: (212) 735-2000

               (ii) If to Seller, to:

                         James V. Derrick
                         Executive Vice President and General Counsel
                         Enron Corp.
                         1400 Smith Street
                         Houston, Texas 77002
                         Fax: (713) 853-3920

                    with copies to:

                         Corporate Secretary      Keith R. Fullenweider
                         Enron Corp.              Vinson & Elkins L.L.P.
                         1400 Smith Street        2300 First City Tower
                         Houston, Texas 77002     1001 Fannin
                         Fax: (713) 853-3920      Houston, Texas  77002
                                                  Fax: (713) 758-2346

          Section 9.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (b) shall not be assigned by operation of law or otherwise by any Party without the prior written consent of the other Party; and (c) may be modified, amended or supplemented in any manner and at any time only by a written instrument executed by the Purchaser and Seller. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The Parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

          Section 9.5 Interpretation. When reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever reference is made to the "knowledge" of any Person or entity in this Agreement or to information "known" to any Person or entity in this Agreement, such terms shall refer to information actually known to the Person, in a case of an individual, or in the case of a corporation or other entity, information actually known to an executive officer of such corporation or entity.

          Section 9.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and, except for rights of Indemnified Parties as set forth in Section 6.8 (Directors' and Officers' Indemnification) nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 9.8 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, other than any conflict of laws rules thereof that would direct the application of the laws of another jurisdiction to this Agreement.

          Section 9.10 Disclosure Schedules. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the Parties contained herein to the extent that such representations, warranties, covenants or agreements expressly refer specifically to the applicable section of the Disclosure Schedules. Any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                                        ENRON CORP.



                                        By  /s/ J. Mark Metts
                                            -----------------------------------
                                            J. Mark Metts
                                            Executive Vice President,
                                            Corporate Development


                                        SIERRA PACIFIC RESOURCES



                                        By
                                            ------------------------------------
                                            Michael R. Niggli
                                            Chairman and Chief Executive Officer

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.


                                        ENRON CORP.



                                        By
                                            -----------------------------------
                                            J. Mark Metts
                                            Executive Vice President,
                                            Corporate Development


                                        SIERRA PACIFIC RESOURCES



                                        By  /s/ Michael R. Niggli
                                            ------------------------------------
                                            Michael R. Niggli
                                            Chairman and Chief Executive Officer

                                     ANNEX A

                                   DEFINITIONS


          As used herein, the following terms have the following meanings:

          Atomic Energy Act: The Atomic Energy Act of 1954, as amended.

          Benefit Plan: Any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(l) of ERISA, any plan that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and any bonus or incentive compensation plan sponsored, maintained, contributed to or required to be contributed to by PGE, PGH II or any of their subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants, or other similar representatives; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies, (b) workers compensation insurance, and (c) directors and officers liability insurance.

          Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

          Commonly Controlled Entity: Any corporation, trade, business or entity under common control with Seller, within the meaning of Section 414(b), (c) or
(m) of the Code or Section 4001 of ERISA.

          Confidentiality Agreement: Confidentiality Agreement, dated as of August 3, 1999, between Seller and Purchaser.

          Decommissioning Plan: The PGE Decommissioning Plan relating to PGE Nuclear Facility as approved by the NRC on April 15, 1996, and revisions thereto, all of which have been delivered by Seller to Purchaser.

          Enron Merger Payment: Seller's obligations set forth in Condition 20 to the Stipulation dated April 29, 1997 adopted by the OPUC and incorporated by reference into the Enron/PGE Order.

          Enron/PGE Order: OPUC's Order dated June 4, 1997 approving Seller's application to acquire the power to exercise influence over PGE.

          Environmental Claim: Any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Person or entity (including, without limitation, any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by PGE, PGH II or any of their respective subsidiaries or joint ventures, (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          Environmental Laws: All foreign, federal, state and local laws, rules, regulations, ordinances, orders, judgments, decrees and common law rules relating to Hazardous Materials relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) as in effect on the date hereof including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          Environmental Permits: Permits required under or pursuant to Environmental Laws.

          ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor thereto.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          FERC: The Federal Energy Regulatory Commission.

          Final Orders: A judgment, order or decree of the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired (but without the requirement for expiration of any applicable rehearing or approval period), and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          GAAP: Generally accepted accounting principles applied on a consistent basis.

          Governmental Authority: A court, governmental or regulatory body (including a stock exchange or other self regulatory body) or authority, domestic or foreign.

          Hazardous Materials: Any (A) petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (B) chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (C) other chemicals, materials, substances or wastes, exposure to which is now prohibited, limited or regulated under any applicable Environmental Law.

          HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          IRS: The United States Internal Revenue Service.

          Joint venture: Other than with respect to Section 3.2, references to a "joint venture" of a Person means any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities but at least 10% of such voting securities.

          NRC: The Nuclear Regulatory Commission.

          OPUC: The Oregon Public Utilities Commission, and any successor commission or agency.

          Oregon Restructuring Legislation: Senate Bill 1149 that was signed into law by the Governor of Oregon on July 23, 1999 and regulations or orders promulgated thereunder.

          PBGC: Pension Benefit Guaranty Corporation.

          Permits: Any permits, licenses, franchises and other governmental authorizations, consents and approvals.

          Person: An individual, corporation, limited liability company, partnership, joint venture, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

          PGE Common Stock: Common stock, par value $3.75 per share, of PGE.

          PGE Employee: Any individual who is actively employed by any of PGE, PGH II or any of their subsidiaries as of and after Closing.

          PGE Financial Statements: The audited consolidated financial statements and unaudited interim consolidated financial statements of PGE that are included in the PGE SEC Reports.

          PGE Former Employee: Any individual who is not actively employed by any of PGE, PGH II, Seller or any of their subsidiaries as of Closing but who was at some time prior to Closing employed by PGH or PGE or any subsidiary of PGH or PGE or of any predecessor of any of them and who is as a result of such prior employment eligible for coverage under one or more Benefit Plans disclosed on Seller's Disclosure Schedule 3.9(a) and/or one or more of the Replacement Plans.

          PGE Material Adverse Effect: Any change or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of PGE, PGH II and their respective subsidiaries, taken as a whole; provided, however, that a PGE Material Adverse Effect shall not be deemed to have occurred as a result of changes or effects resulting from (i) general economic, financial or electric utility conditions in the Pacific Northwest or nationally, (ii) the announcement or consummation of the transactions contemplated by this Agreement, (iii) adverse hydro conditions in the Pacific Northwest or (iv) the Oregon Restructuring Legislation.

          PGE Preferred Stock: Cumulative preferred stock, no par value, of PGE.

          PGE SEC Reports: Each report schedule, registration statement and definitive proxy statement, if any, filed by PGE with the SEC since January 1, 1997 and through the date hereof (as such documents have since the time of the filing been amended).

          PGH II Common Stock: Common stock, par value $ 1.00 per share, of PGH II.

          PGH Contribution: The contribution by PGH to PGH II and the assumption by PGH II from PGH of certain assets and liabilities pursuant to that certain Contribution and Assumption Agreement between PGH and PGH II dated as of August 31, 1999.

          Power Act: The Federal Power Act of 1935, as amended.

          PUHCA: The Public Utility Holding Company Act of 1935, as amended.

          Purchase Price: The PGE Purchase Price and the PGH II Purchase Price, taken together.

          Purchaser Representatives: The officers, directors, employees, accountants, counsel, investment bankers, financial advisers and other representatives of Purchaser chosen by Purchaser to represent Purchaser with respect to the transactions contemplated by this Agreement.

          Release: Any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

          Replacement Plans: The plans maintained by Purchaser and/or PGE or PGH II and their subsidiaries in accordance with Section 6.5(f) of this Agreement.

          SEC: The Securities and Exchange Commission.

          Securities Act: The Securities Act of 1933, as amended.

          Shares: The PGE Shares and the PGH II Shares, taken together.

          Subsidiary: Other than with respect to Section 3.2, references to a "subsidiary" of a Person means any corporation or other entity (including limited liability companies, partnerships and other business associations) in which such Person, directly or indirectly owns outstanding capital stock or other voting securities having the power, under ordinary circumstances, to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct the management and policies of such corporation or other entity.

          Taxes: Any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

          Tax Return: A report, return or other information required to be supplied to a governmental Ad entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes PGE, PGH II or any of their respective subsidiaries.

                                                                SIERRA/Exhibit 1
                                                                        Niggli/i



                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                 UM -__________





IN THE MATTER OF THE APPLICATION OF     )
SIERRA PACIFIC RESOURCES TO ACQUIRE     )
PORTLAND GENERAL ELECTRIC COMPANY       )



                                DIRECT TESTIMONY

                                       OF

                                MICHAEL R. NIGGLI


                                       FOR

                            SIERRA PACIFIC RESOURCES



                                JANUARY 18, 2000

                                                                SIERRA/Exhibit 1
                                                                        Niggli/1

                           I. INTRODUCTION AND SUMMARY

Q.   PLEASE STATE YOUR NAME AND TITLE.

A. My name is Michael R. Niggli. I am Chairman of the Board and Chief Executive Officer of Sierra Pacific Resources ("Sierra").

Q. WOULD YOU BRIEFLY DESCRIBE YOUR BACKGROUND AND EXPERIENCE IN THE UTILITY INDUSTRY?

A. I have nearly 29 years of experience in the utility industry. I joined Nevada Power Company ("NPC") as President and Chief Operating Officer on February 2, 1998. Subsequently, I became Chief Executive officer and Chairman of NPC's Board. On July 28, 1999, when the merger between NPC and Sierra closed, I became Chairman of the Board of Directors of Sierra, as well as its Chief Executive Officer.

          During my career, I have provided expert testimony on electric and gas utility matters before numerous regulatory commissions, governmental bodies and legislative committees at the federal, state and local levels, including the regulatory commissions of California, Arizona, Louisiana, Arkansas, Mississippi and the City of New Orleans, the U.S. Department of the Interior, a subcommittee of the U.S. Senate, the California Energy Commission, and legislative committees in the state of Wyoming. I have published several articles on issues pertinent to the electric, gas and telecommunications industries and have chaired or served on many national utility industry committees with the Electric Power Research Institute ("EPRI"), Edison Electric Institute ("EEI") and the National Coal Council. I currently serve on the Board of Directors of EPRI and EEI.

          Among my civic activities, I am a member of the board of directors of the United Way of Southern Nevada, the UNLV Foundation, the Great Basin National Park Foundation, the Nevada Test Site Foundation, and the Nevada Development Foundation. I am the chair of United Way's Campaign 2000.

                                                                SIERRA/Exhibit 1
                                                                        Niggli/2

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. My testimony provides an overview of Sierra Pacific Resources and its operating utilities, NPC and Sierra Pacific Power Company ("SPPC"). I describe Sierra's strategic direction and discuss the role proposed for Portland General Electric ("PGE") in our overall corporate strategy. I also introduce key members of Sierra's management team, who provide testimony in support of this application.

                            II. SIERRA, SPPC AND NPC

Q. PLEASE DESCRIBE THE HOLDING COMPANY, SIERRA PACIFIC RESOURCES, AND ITS UTILITY SUBSIDIARIES, SIERRA PACIFIC POWER COMPANY AND NEVADA POWER COMPANY.

A. Sierra Pacific Resources is an exempt utility holding company organized under the laws of the State of Nevada, publicly traded on the New York Stock Exchange under the symbol "SRP." With utility headquarters in Reno and Las Vegas, virtually all of Sierra's assets are dedicated to electric, gas, and water utility service. In addition to our two operating utility subsidiaries, NPC and SPPC, Sierra owns an interstate natural gas pipeline, Tuscarora Gas Pipeline Company, a retail energy marketing business, Sierra Pacific Energy Company, and a company which holds title to some of our non-utility properties, Lands of Sierra, Inc.

          Sierra's principal subsidiaries, SPPC and NPC, provide electric, gas and water service to approximately one million retail customers in northern and southern Nevada and northeastern California. We are committed to growing our business and to providing outstanding customer service.

Q.   PLEASE DESCRIBE SIERRA'S APPROACH TO CUSTOMERS.

A. We pride ourselves on our customer focus and on providing the best service to our customers. SPPC and NPC have long-standing histories of excellent customer service even though - or perhaps because - our service areas cover

                                                                SIERRA/Exhibit 1
                                                                        Niggli/3

     over 54,000 mostly rural square miles which, at the same time, include the fastest growing metropolitan areas in the United States.

Q.   PLEASE DESCRIBE SIERRA'S CORPORATE CITIZENSHIP.

A. We recognize that our business success is closely linked with the performance of our companies and of our employees as corporate citizens, and the health, vitality and quality of life of the communities we serve. Sierra Pacific actively encourages employee volunteer activities and community involvement in activities such as "adopt-a-park" and river cleanup programs. A combination of employee advocacy and corporate charitable support builds and maintains strong communities. In addition, through the Sierra Pacific Foundation, Sierra administers grants that integrate community needs, employee interests and corporate business purposes. The Sierra Pacific Foundation supports education, youth programs, civic improvement projects, the arts and culture, and environmental programs and organizations. Among other things, the foundation has inaugurated scholarship programs at the University of Nevada and community colleges which today support nearly 40 students each year. Sierra and its employees are collectively the largest supporters of United Way in Nevada.

Q. PLEASE IDENTIFY SIERRA'S KEY PERSONNEL WHO WILL BE ASSOCIATED WITH PGE FOLLOWING APPROVAL OF THIS APPLICATION.

A. We expect that PGE will be managed and operated by a Portland-based management team, and we have asked Peggy Y. Fowler to lead that team. Sierra has an outstanding group of senior executives who will remain involved in the holding company and provide overall corporate leadership. I refer the Commission to Sierra's Form 10-K for a description of our senior management and other corporate matters. I also refer the Commission to our web site, http://www.SierraPacific.com, for biographies of our senior management and other information about our company.

                                                                SIERRA/Exhibit 1
                                                                        Niggli/4

          Three of Sierra's senior executives are providing testimony in this application. They are Malyn Malquist, President and Chief Operating Officer of Sierra, Mark Ruelle, Senior Vice President and Chief Financial Officer, and Steve Oldham, Vice President for Corporate Planning and Strategic Direction. The testimony of each individual includes relevant background information.

                            III. STRATEGIC DIRECTION

Q.   HOW DOES SIERRA VIEW ITSELF IN THE POST-RESTRUCTURING WORLD?

A. We're bullish on the business of delivering energy and energy services to our customers. Our corporate purpose is to deliver essential services which enhance the quality of our customers' lives and the vitality of the communities we serve. At Sierra, we are demonstrating that a utility can consistently and reliably meet the challenges of extraordinary growth while maintaining its financial strength. Put bluntly, we understand the utility business, we're good at it, and we're in it for the long term.

Q.   WHAT LED TO SIERRA'S DECISION TO PURCHASE PGE?

A. Our strategic goal is to provide best practices utility service to our customers while growing as a company. The transaction with PGE makes sound business sense because, with the acquisition, Sierra will own operating utilities in three of the major expanding metropolitan areas in the West. PGE is a well-managed utility with technical and management expertise that fits with the existing Sierra organization and our operating utilities in Reno and Las Vegas. Further, as discussed by Mr. Ruelle, this acquisition allows Sierra to redeploy capital which has previously been invested in Nevada generation resources, which we are selling.
/ / / / /
/ / / / /

                                                                SIERRA/Exhibit 1
                                                                        Niggli/5

Q.   HOW WILL THE COMPANY BE ORGANIZED AND MANAGED?

A. PGE will join NPC and SPPC as utility subsidiaries of the holding company, Sierra Pacific Resources. Sierra will become a registered (rather than exempt) holding company under the Public Utility Holding Company Act of 1935. We will maintain PGE as a separate operating company. The headquarters for PGE's utility operations will remain in Portland, just as SPPC is headquartered in Reno and NPC in Las Vegas.

          As Mr. Malquist explains, we intend to form a service company to comply with expectations of the Securities and Exchange Commission

Q.   WHAT IS SIERRA'S PLAN FOR OPERATING PGE AFTER THE CLOSE OF THIS
     TRANSACTION?

A. Mr. Malquist addresses this question in his testimony. I want to make clear, however, that we intend to build on PGE's current strengths and to provide the highest possible level of customer service to PGE's customers. As Mr. Malquist explains, both SPPC and NPC provide high-quality, reliable, low-cost distribution service to our customers in Nevada. Our strategic focus is on the utility business, and we are committed to doing it well.

Q. PLEASE DESCRIBE THE FINANCIAL DETAILS OF THE PROPOSED TRANSACTION, INCLUDING THE PURCHASE AGREEMENT AND SIERRA'S PLANS FOR FINANCING THE TRANSACTION.

A. Mr. Ruelle addresses these issues in his testimony. However, I can say without hesitation that Sierra has the financial ability to complete this transaction and to provide for the long-term continued operation of PGE as an outstanding electric service provider to its customers.

Q. WHAT ARE SIERRA'S PROPOSALS FOR ACHIEVING REGULATORY APPROVAL OF THIS TRANSACTION?

A. I will summarize what Mr. Oldham discusses in great detail in his testimony. Essentially, we propose to provide PGE's customers with positive financial and policy benefits on top of the base of benefits they already

                                                                SIERRA/Exhibit 1
                                                                        Niggli/6

     are receiving as a result of Portland General's merger with Enron. In the near-term, we are guaranteeing PGE's customers an additional $13.5 million by extending the Enron cost-of-service savings rate benefit for 18 months, through the end of 2003. Savings could well exceed this in the years after 2003, and we are asking that the Commission adopt a matching principle under which we will include in our rates the necessary costs we incur to achieve savings, but hold PGE customers harmless if savings are less than related costs, a result we do not anticipate. We also bring to PGE's customers, and to the Commission, our experience in the practical details of implementing restructuring in two other states, and our commitment to implement Oregon's restructuring policy, expressed in SB 1149, in a timely and effective manner.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes, it does.

                                                                SIERRA/Exhibit 2
                                                                      Malquist/i





                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                 UM -__________





IN THE MATTER OF THE APPLICATION OF     )
SIERRA PACIFIC RESOURCES TO ACQUIRE     )
PORTLAND GENERAL ELECTRIC COMPANY       )







                                DIRECT TESTIMONY

                                       OF

                                MALYN K. MALQUIST

                                       FOR

                            SIERRA PACIFIC RESOURCES



                                JANUARY 18, 2000

                                                                SIERRA/Exhibit 2
                                                                      Malquist/1

Q.   PLEASE STATE YOUR NAME AND TITLE.

A. I am Malyn K. Malquist. I am President and Chief Operating Officer of Sierra Pacific Resources ("Sierra"). I am responsible for all operations at both Sierra Pacific Power Company ("SPPC") and Nevada Power Company ("NPC")

Q.   WHAT IS YOUR BACKGROUND?

A. I was elected President and Chief Executive Officer of SPPC on January 14, 1998, and was elected Chairman of the Board of SPPC and Sierra on February 24, 1998. I assumed my current position upon consummation of the merger of SPPC and NPC on July 28, 1999. My background in the utility industry is described in more detail in Attachment MKM-1.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. I explain how Sierra plans to operate PGE as a separate operating utility with strong local management, operations personnel and customer service. I also describe Sierra's existing successful utility operations, as the best evidence of our capabilities to operate PGE and of our commitment to safety, reliability, customer service and satisfaction, environmental responsibility and excellent labor relations.

Q.   WHAT IS YOUR PLAN FOR OPERATING PGE?

A. We plan to operate PGE as an independent operating entity, but to take full advantage of operating efficiencies, integration of functions and expertise among our three utilities. We recognize that PGE is a well-run utility, and our plans do not entail significant changes in PGE's management or operations. We expect that PGE will continue to meet all of the Service Quality Standards agreed to by PGE in Commission Order 97-196.

          In addition, Sierra brings the knowledge we have gained in industry restructuring initiatives now underway in Nevada and California. With this knowledge, together with PGE's experience from its own Customer Choice pilot program, we expect to take a leading role in implementing SB 1149 restructuring in Oregon.

                                                                SIERRA/Exhibit 2
                                                                      Malquist/2

Q. COMMUNITY AND EMPLOYEE SAFETY IS A CRITICAL ISSUE IN OREGON. PLEASE DESCRIBE SPPC'S AND NPC'S SAFETY RECORD IN NEVADA.

A. We have outstanding safety records and strong accident prevention programs in both of our Nevada operations. We also provide our customers and the general public with information they need to live safely with electricity. Every employee has safety as a priority. I report to Sierra's Board of Directors regularly regarding safety issues.

          Attachment MKM-2 includes charts from the 1999 Operations Report, which I presented to the Board in November 1999. The report shows a marked decrease in recordable accidents over the past several years, even as new customer connections increased. We intend to bring this emphasis on safety to PGE, in support of PGE's already excellent safety performance and culture.

Q. PLEASE DISCUSS THE RELIABILITY OF SIERRA'S DISTRIBUTION AND TRANSMISSION SYSTEMS.

A. We recognize that reliable electric service is essential for all of our customers: industrial, commercial and residential. We invest heavily in the planning, design, operation and maintenance of our transmission and distribution systems. Attachment MKM-2 shows the number and duration of forced outages in the SPPC and NPC systems during the period 1996 to 1999. We intend to use our expertise to reinforce PGE's excellent reliability performance.

Q.   PLEASE DISCUSS YOUR APPROACH TO CUSTOMER SERVICE.

A. Even as we strive to become a larger, integrated utility company, we recognize that the delivery of utility service is fundamentally a local enterprise. We believe that our employees must be present in the communities we serve and that they must be readily available to our customers. If one of our customers experiences an outage, has a question about a bill, or wants to increase electric service to support a business expansion, we are committed to having the personnel in that community to provide a prompt, complete and courteous response.

                                                                SIERRA/Exhibit 2
                                                                      Malquist/3

          This philosophy has become so internalized at Sierra that every employee's compensation, whether management or bargaining unit, is tied to customer service performance. We measure and report customer satisfaction quarterly and base annual incentive pay in large part on whether we have met our customer satisfaction goals.

Q. DOES SIERRA HAVE A CORPORATE PHILOSOPHY WITH RESPECT TO ENERGY EFFICIENCY AND RENEWABLE RESOURCE DEVELOPMENT?

A. Absolutely. At SPPC, geothermal power plays a significant role in our day-to-day operations. SPPC has under contract more geothermal power than any utility in the mainland United States. We have also recently made a substantial donation of equipment and intellectual property to the Desert Research Institute to support continued investigation into the technical and economic efficiencies of photovoltaic generation of electricity. With respect to energy conservation activities, we have worked hard to mainstream our demand-side programs into our regular customer service and assistance programs. In operating PGE, we expect that we will work within the system benefit charge framework of SB 1149 to promote energy efficiency and alternative resource development. We fully support PGE's early initiatives to offer green power options to its customers.

Q. WHAT ARE SIERRA'S COMMITMENTS WITH RESPECT TO PRESERVING AND RESTORING THE ENVIRONMENT?

A. We recognize that utility operations can affect the environment and that we have a responsibility to minimize any adverse impacts and to mitigate those which we cannot avoid. Sierra has an outstanding environmental record with state and federal environmental agencies. Sierra's Board of Directors has adopted principles of environmental management which set a very high standard for all of us to achieve.

          Besides complying with the many local, state and federal environmental regulations which affect our operations, we actively seek new, innovative ways to protect and enhance the environment. Examples of Sierra's

                                                                SIERRA/Exhibit 2
                                                                      Malquist/4

     environmental commitment include our support of compressed natural gas as a clean burning alternative to gasoline and diesel and projects to restore vital wetlands.

          In addition to our electric and natural gas operations, SPPC provides water service to some 65,000 customers in the Reno-Sparks area. As a result, we are sensitive to the stringent environmental requirements relating to drinking water and protective of our primary water resource, natural flows from the Truckee River system (including Lake Tahoe). We have invested heavily in both state-of-the-art treatment facilities and a federally approved settlement to manage the environmental health of the Truckee River, so that our customers may enjoy a reliable and safe water supply.

Q. TO YOUR KNOWLEDGE, HAS SIERRA, ITS AFFILIATES OR ANY OF ITS KEY PERSONNEL VIOLATED ANY STATE OR FEDERAL STATUTES RELATING TO THE ENVIRONMENT OR REGULATING THE ACTIVITIES OF PUBLIC UTILITIES (ORS 757.511(2)(e))?

A. No. To the contrary, as shown in my testimony and elsewhere in the materials submitted to the Commission, Sierra has a strong record as good corporate citizens.

Q.   ARE ANY SIERRA EMPLOYEES REPRESENTED BY UNIONS?

A. Yes. Our bargaining unit employees include field operators, technicians, electricians, servicemen, meter readers, and machinists, as well as office personnel, including clerks and customer service representatives.

Q.   PLEASE SHARE WITH US YOUR VIEWS ON UNION AND NON-UNION EMPLOYEES.

A. In my view, the provision of utility services - electricity, gas or water - is part of the life support system of our society. We must invest in our employees and their working environment to assure delivery of the highest quality service possible. To achieve this, we must recruit capable people, provide them with appropriate and continuing training, create a safe and happy place to work, communicate openly and regularly, and pay a competitive and decent wage. These are the principles by which we have

                                                                SIERRA/Exhibit 2
                                                                      Malquist/5

     achieved success at Sierra. We know these are important cultural values at PGE and in Oregon. We intend to support and maintain those values as we take on the stewardship of PGE

Q.   DO YOU EXPECT TO COMBINE ANY CUSTOMER SERVICE OR OTHER CORPORATE FUNCTIONS?

A. Yes. We expect to form a service company to provide a variety of financial and customer accounting functions for the three operating utilities. The details of this proposal are still being worked out and will be part of our filing with the Securities and Exchange Commission ("SEC"), which is to be made in early February 2000. We will provide a copy of that filing to the Commission and also provide a copy in the document room which we are establishing in Portland. The formation of a service company does not contemplate a major transfer of PGE employees to Reno or Las Vegas. Service company personnel may reside at each operating company and report to the operating management. We intend to build on the strengths of each of our operating companies and to provide strong local management and services in all of our service areas.

Q.   WHY ARE YOU FILING A SERVICE COMPANY PROPOSAL WITH THE SEC?

A. With the acquisition of PGE, Sierra will become a registered holding company, as that term is defined in the Public Utilities Holding Company Act of 1935 ("PUHCA"). This means that, among other things, the SEC will regulate Sierra's acquisition of any securities, utility assets, or any interest in any business. One of the SEC's expectations is that certain common functions be provided through a service company, with the costs allocated among operating utilities in accordance with approved allocation methods. Sierra must obtain SEC approval of the formation of its proposed service company The provisions of the PUHCA are described in more detail in the attached briefing paper (Attachment MKM-3) issued by the federal Congressional Research Service and printed from the web site of the Committee for the National Institute for the Environment.
/ / / / /
/ / / / /

                                                                SIERRA/Exhibit 2
                                                                      Malquist/6

Q. ARE YOU FAMILIAR WITH THE SAFETY, RELIABILITY AND CUSTOMER SERVICE CONDITION UNDER WHICH PGE ALREADY OPERATES AS A RESULT OF ITS MERGER WITH ENRON?

A.   Yes, I am.

Q.   WOULD SIERRA ACCEPT A SIMILAR CONDITION?

A. Yes. We would accept the same condition. PGE's program is complete and assures PGE's customers a high quality distribution service. We see no need to revisit this condition in connection with this application, and we fully expect that PGE will continue to meet those conditions under Sierra's ownership.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes.

                                                                SIERRA/EXHIBIT 2
                                                                  MALQUIST/MKM-1






                            QUALIFICATIONS OF WITNESS
                                MALYN K. MALQUIST


          My name is Malyn K. Malquist. I am the President and Chief Operating Officer of Sierra Pacific Resources, and President and Chief Executive Officer of both Sierra Pacific Power Company and Sierra Pacific Resources.

          I received a Bachelor of Arts Degree in 1976 from Brigham Young University. In 1978, I received a Master of Business Administration Degree, also from Brigham Young University.

          I joined San Diego Gas and Electric Company ("SDG&E") in 1978 as a financial planner. I held numerous positions a SDG&E, including Assistant to the Group Vice President of Finance, Supervisor of Financial Planning, Supervisor of Cash Management and Banking Relations, Manager of Financial Services, Director of Information Services and Director of Finance and Assistant Treasurer. I was promoted to Treasurer in January 1990, and was made a Vice President of SDG&E in January 1993.

          In March 1994, I accepted the position of Senior Vice President and Chief Financial Officer of Sierra Pacific Resources and Sierra Pacific Power Company. In August, 1996, I was named Senior Vice President, Distribution Services Business Group, for Sierra Pacific Power Company. I was named Chairman, President, and Chief Executive Officer of Sierra Pacific Resources and Sierra Pacific Power Company in 1998. I was appointed to my current positions with the close of the merger with Nevada Power in July, 1999.

          In addition to my professional affiliations, I sit on the Board of Directors and serve as vice president for finance for the Nevada Area Council of Boy Scouts of America; Board of Directors for the Forum for a Common Agenda; Board of Directors for the United Way, and trustee for the University of Nevada foundation.

                                                                SIERRA/EXHIBIT 2
                                                                  MALQUIST/MKM-2


[Nevada Power Company Logo]                                [Sierra Pacific Logo]



                             1999 Operations Report




                            Sierra Pacific Resources

                           Board of Directors Meeting

                            November 15 and 16, 1999

                                                                SIERRA/Exhibit 2
                                                                  Malquist/MKM-2


                                  New Customer
                             Connections - Electric


[chart showing number of hookups for SPPC and PGE per year from 1994 to 1999]

                                                                SIERRA/Exhibit 2
                                                                  Malquist/MKM-2


                               Safety Measurement
                            OSHA Recordable Accidents

[chart showing number of OSHA recordable accidents for SPPC and PGE per year from 1993 to 1999]

                                                                SIERRA/Exhibit 2
                                                                  Malquist/MKM-2

                              Annual Forced Outages

[chart showing the number of outages for SPPC and PGE per year from 1996 to 1999]

                                                                SIERRA/Exhibit 2
                                                                  Malquist/MKM-2

                                 Average Outage
                              Duration - Sustained

[chart showing the number of minutes for outages for SPPC and PGE per year from 1996 to 1999]

                                                                SIERRA/Exhibit 2
                                                                  Malquist/MKM-2

                             Eastern District Fires

o    1.41 Million Acres Burned (Aug. - Sept.)

o    11 Crews (51 Employees)

o    179 Poles

o    Estimated at $850,000

o    54 Pieces of Equipment Utilized

o    Major Customers Affected

     - Newmont Gold

     - Diamond Plastics

     - Tonkin Springs Mine

     - Coastal Chemical

     - Getchel Mine

o    10 Separate Circuits Affected (10 fires)

                                                                SIERRA/Exhibit 2
                                                                  Malquist/MKM-2


                           Las Vegas' "100 Year Storm"
                                  July 8, 1999

o    Rain
     - Average annual rainfall is 4.1 inches; approximately 3.2 inches recorded in 24 hour period

o    Damage
     -    County officials estimate damage at $20.5 million
     -    Estimated Nevada Power cost: $300,000

o    Outages
     -    Minor impact to T&D system: momentary outages - 81, sustained outages
          - 38
     -    Only 8 distribution lockouts occurred
     - Approximately 15,600 customers affected; last customer restored outage time: 106 minutes

                                                                SIERRA/Exhibit 2
                                                                  Malquist/MKM-2

                        Northwest Reno Natural Gas Outage
                                September 1, 1999

o Sierra Pacific experienced a loss of pressure in a portion of the Reno gas distribution system on 9/1/99, beginning at about 7:30 a.m.

o The loss of pressure was caused by a closed valve in the distribution system, which restricted gas flow on an unusually cold morning

o    5,500 customers were affected, primarily residential

o Day 1: the affected area was shut down and isolated from the rest of the distribution system

     Day 2: 30% of the customers were back in service as restoration work began.

     Day 3: 60% of the customers were back in service. The remaining 40% were contacted with restoration information via door hangar

     Day 9: 90% of the customers were back in service

o The restoration effort required the assistance of 12 local contractors and Southwest Gas

o At peak there were 50 to 60 people in the field performing safety checks on appliances and re-lighting pilot lights. The restoration effort continued around the clock, and was supported by dozens of other Sierra Pacific employees.

o    There were no safety-related incidents as a result of the outage

o    Estimated cost: $300,000

                                                                ATTACHMENT MKM-3


[NIE Logo]                                                            [CRS Logo]
                         Electric Utility Restructuring
                                  Briefing Book

                             Major Provisions of the
                       Public Utility Holding Company Act


REGISTRATION. All holding companies must either register under section 5 of the Act or seek an exemption from the Act's provisions.

DEFINITION. A "holding company" is generally a company that owns ten percent or more of the voting stock of a "public-utility company." A "public-utility company" is an electric or gas utility company. An "electric utility company" is generally a company that owns or operates facilities used to generate, transmit, or distribute electric energy for sale. A "gas utility company" is generally a company that owns or operates facilities used to distribute gas at retail.

EXEMPTIONS. The Securities and Exchange Commission (SEC) must exempt holding companies that meet any of five defined categories, unless it finds the exemption "detrimental to the public interest or the interest of investors or consumers." These categories encompass any holding company that (1) operates predominantly within a single state; (2) is predominantly an operating public-utility company and operates in a single state and contiguous states; (3) is primarily not in the public-utility business; (4) is only temporarily a holding company; or (5) is not principally a public utility business within the United States. Other sections of the Act provide more limited exemptive relief.

INTEGRATION AND SIMPLIFICATION. Section 11 requires the integration and simplification of holding company systems. Section 11(b)(1) requires that each registered holding company be limited to a single "integrated public-utility system," i.e., a group of related operating properties within a confined geographic region susceptible to local management. Nonutility businesses can be acquired and retained only if they are "reasonably incidental, or economically necessary or appropriate" to the operations of the integrated public-utility system. Section 11(b)(2) requires the elimination of unnecessary corporate complexities and inequitable voting power among security holders.

ISSUANCE AND ACQUISITION OF SECURITIES AND ASSETS. Section 7 of the Act prescribes standards for the type and amount of securities for the registered holding company and its subsidiaries. In particular, section 7(d) requires that a security be reasonably adapted to the earning power of the issuing company and to the capital structure of the company and the holding-company system. Registered holding companies and their subsidiaries must also obtain SEC approval before acquiring any securities, utility assets, or any other interest in any business.


1 of 2

UTILITY ACQUISITIONS. Any person (including an exempt holding company) who is an affiliate of a holding company or of a public-utility company, must obtain SEC approval before it becomes an affiliate of another public-utility company.

SERVICE COMPANY REGULATION. Service, sale and construction contracts between system service companies and associate companies in the same holding company system must be performed "economically and efficiently for the benefit of such associate companies at cost, fairly and equitably allocated among such companies."

OTHER AFFILIATE TRANSACTIONS. Registered holding companies may not borrow or receive any extension of credit or indemnity from any system public utility company (i.e., "upstream loans"). The SEC also has rulemaking authority over other types of affiliate transactions such as intra-system loads; declaration and payment of dividends; acquisition, retirement or redemption of a company's own securities; disposal of assets and securities; solicitation of proxies in connection with holding company and subsidiary company securities; and books, records, disclosures of interest, duration of contracts, and similar matters concerning affiliate transactions.

COORDINATION WITH STATE REGULATORY AUTHORITIES. A major purpose of the Holding Company Act was to facilitate state regulation. Section 6(b), for example, exempts the issuance of certain securities by subsidiary companies if approved by a state commission, subject to the SEC's authority to impose additional terms and conditions. Section 9(b) also exempts certain security and utility asset acquisitions from the provisions of section 10 where approved by a state commissions. In addition, the SEC may not authorize the issuance of securities or the acquisition of assets unless the applicant has complied with state laws.

SECURITIES AND EXCHANGE COMMISSION. The Regulation of Public-Utility Holding Companies. June, 1995. Pp. 16-19.

For information on Federal Energy Regulatory Commission (FERC) jurisdiction, see the Federal Power Act (FPA).

THIS BRIEFING BOOK WAS COMPILED BY THE CONGRESSIONAL RESEARCH SERVICE. THE CNIE HAS MADE THESE REPORTS AVAILABLE TO THE PUBLIC AT LARGE, BUT THE CRS IS NOT AFFILIATED WITH THE CNIE OR THE NATIONAL LIBRARY FOR THE ENVIRONMENT.

RETURN TO CRS ELECTRIC UTILITY RESTRUCTURING BRIEFING BOOK

                   THIS PAGE WAS LAST UPDATED ON MAY 11, 1998


2 of 2

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/i

                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                 UM -__________



IN THE MATTER OF THE APPLICATION OF     )
SIERRA PACIFIC RESOURCES TO ACQUIRE     )
PORTLAND GENERAL ELECTRIC COMPANY       )




                                DIRECT TESTIMONY

                                       OF

                                 MARK A. RUELLE

                                       FOR

                            SIERRA PACIFIC RESOURCES



                                JANUARY 18, 2000

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/1

Q.   Please state your name and title.

A. I am Mark A. Ruelle. I am Senior Vice President, Chief Financial Officer and Treasurer of Sierra Pacific Resources ("Sierra"). I hold the same positions with Sierra Pacific Power Company ("SPPC") and Nevada Power Company ("NPC"), the two operating utility subsidiaries of Sierra.

Q.   WHAT ARE YOUR PRINCIPAL RESPONSIBILITIES WITH SIERRA PACIFIC RESOURCES?

A. I have overall responsibility for all financial matters of Sierra and its subsidiaries.

Q.   PLEASE DESCRIBE YOUR BACKGROUND AND EXPERIENCE IN THE ENERGY INDUSTRY.

A. I have held my current positions since March 1, 1997. I was with Western Resources, and its subsidiary, Westar Energy, in various executive capacities between 1987 and 1997. I was president of Westar Energy at the time I assumed my responsibilities at Sierra. Attachment MAR-1 provides additional background information.

Q.   HAVE YOU TESTIFIED BEFORE OTHER UTILITY REGULATORY BODIES?

A.   Yes. I have testified on many occasions in regulatory proceedings.

Q.   PLEASE OUTLINE THE ORGANIZATION OF YOUR TESTIMONY.

A. My testimony is organized in three parts: First, I describe the structure and terms of the transaction between Sierra and Enron Corp. ("Enron") for the purchase and sale of Portland General Electric Company ("PGE"). Second, I discuss Sierra's financial capacity for the transaction. Third, I discuss certain financial accounting matters related to the transaction.

                     STRUCTURE AND TERMS OF THE TRANSACTION

Q.   WHAT IS THE LEGAL STRUCTURE OF THE TRANSACTION?

A. Sierra is acquiring from Enron 100 percent of the common stock of PGE. In simple terms, Sierra is stepping into Enron's shoes.

/ / / / /
/ / / / /

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/2

Q.   WHAT WILL BE THE RESULTING FORM OF THE COMBINED ORGANIZATION?

A. Sierra will have three utility operating subsidiaries: PGE, SPPC and NPC. Sierra also has several other subsidiaries, identified in Mr. Niggli's testimony.

Q.   IS SIERRA A PUBLICLY-TRADED COMPANY?

A.   Yes. Sierra's common shares are traded on the New York Stock Exchange.

Q.   WHAT CONSIDERATION DID SIERRA AGREE TO PAY ENRON?

A. Sierra agreed to pay Enron a total of $2.1 billion, of which a small fraction - $14 million - was allocated for the purchase of a company called PGH II. As part of the purchase price, Sierra has agreed to assume, and relieve Enron from, the remaining financial obligations to PGE's ratepayers arising under Order 97-196 of this Commission.

Q.   WHY WAS THE TRANSACTION IN CASH, INSTEAD OF SECURITIES?

A. Enron indicated to us that it was only interested in an all-cash transaction.

Q.   PLEASE DESCRIBE HOW THE TRANSACTION WITH ENRON WAS CONDUCTED?

A. Sierra was contacted by Enron's investment banker, who inquired whether we would be interested in acquiring PGE. We reviewed preliminary information about PGE, conducted due diligence, and made an offer which Enron accepted. We signed a Stock Purchase Agreement on November 5, 1999.

Q.   HOW DID SIERRA DETERMINE THE PURCHASE PRICE TO OFFER ENRON?

A. Sierra considered three primary determinants of value: (1) the strategic fit that PGE brings to Sierra; (2) the fundamental value of PGE, based on its current and projected financial performance; and (3) a price that Enron would accept. Combining those three factors, we arrived at the agreed-upon price.

Q.   PLEASE DISCUSS THE STRATEGIC FIT THAT PGE BRINGS TO SIERRA.

A. The strategic fit of PGE and Sierra is also discussed by the other Sierra witnesses, but I will point out the following:
/ / / / /

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/3

     1. Sierra's focus is on the regulated utility business. This is a business we know well, do a good job with, and believe has a strong long-term future.

     2.   Our business focus is the western United States.

     3. Both SPPC and NPC are utilities with solid operating histories, good customer satisfaction, constructive regulatory relations and good management. PGE is similarly endowed. The combination of these companies will allow us to build on our mutual strengths.

     4. There will be opportunities to develop long-term efficiencies through economies of scale and elimination of redundancies.

     5. With PGE, we share a strong commitment to preservation of the environment and the use of alternative generation.

     6. The timing of this opportunity coincides with Sierra's intended sale of its Nevada generation plants and provides us a prudent way to re-deploy the proceeds from the sale of those plants.

     7. The transaction lets us grow our business, which has been one of our strategic objectives.

Q.   HOW DID SIERRA ESTIMATE THE FUNDAMENTAL VALUE OF PGE?

A. During our due diligence, we examined PGE's asset base and financial performance in considerable detail. We reviewed PGE's forecasts of expected financial performance, and we prepared our own independent forecasts. We determined, based on our due diligence and analysis, that PGE had fundamental value to us at the purchase price we agreed to.

Q.   DOES SIERRA REQUIRE SHAREHOLDER APPROVAL FOR THE TRANSACTION?

A.   No.
/ / / / /
/ / / / /

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/4

                          FINANCIAL CAPACITY OF SIERRA

Q.   DOES SIERRA HAVE THE FINANCIAL ABILITY TO COMPLETE THIS TRANSACTION?

A. Yes, without question. In fact, we have in hand a firm financing commitment for the entire amount of the transaction from a leading commercial bank. This commitment has a confidentiality provision, such that I can identify the bank or the terms of the financing only subject to a protective order. But I can say that the terms are indicative of Sierra's position as a financially strong company with the capability of completing this purchase. Sierra's lending commitment reflects not only our ability to close the transaction, but that we are perceived by the financial community as having the long-term financial stability necessary to achieve our objectives.

Q. DOES SIERRA INTEND THAT BANK DEBT WILL BE THE LONG-TERM SOURCE OF FUNDS FOR THIS TRANSACTION?

A. No. The bank commitment assures Enron, PGE and this Commission that we will close the transaction upon receiving final regulatory approval. Over time, however, the bank debt will be reduced by a combination of redeployment of cash proceeds from the sale of Nevada generating plants and the issuance of debt and equity securities at the holding company level.

Q. DOES SIERRA HAVE, AND WILL IT HAVE, SUFFICIENT EARNINGS AND CASH FLOW TO ENJOY ACCESS TO THE CAPITAL MARKETS?

A.   Yes, unquestionably.

Q.   WHAT ARE SIERRA'S CURRENT CREDIT RATINGS?

A. Sierra and its operating subsidiaries hold investment grade ratings from both Moody's and Standard and Poor's.

Q.   HOW WILL THIS TRANSACTION LIKELY AFFECT PGE'S CREDIT RATINGS?

A. We fully expect PGE's credit ratings to remain at strong investment levels. / / / / /

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/5

Q. PLEASE COMMENT ON THE ANNOUNCEMENTS IN NOVEMBER 1999 THAT MOODY'S AND STANDARD & POOR'S WERE REVIEWING CREDIT RATINGS FOR SIERRA, ITS SUBSIDIARIES, AND PGE.

A. These announcements were made on November 8 and 9, immediately following the public announcement of Sierra's proposed acquisition of PGE. In a transaction of this size, we think it is commonplace for the ratings agencies to signal their intention to review the transaction and its implications. To date, neither rating agency has made any change to the ratings of either Sierra or PGE. While we cannot predict what the ratings agencies may do in the future, we are confident that the combination of Sierra and PGE will result in a financially strong company, and we believe that the financial community will come to appreciate this.

Q. DOES SIERRA PROPOSE TO ISSUE ANY NEW SECURITIES OF PGE TO FINANCE THIS TRANSACTION?

A.   No. All of the proposed financing will be at the holding company level.

Q.   WHAT WILL HAPPEN TO PGE'S OUTSTANDING DEBT?

A. Nothing. PGE's debt obligations will remain in place, as this transaction protects the existing corporate structure of PGE.

Q.   WILL SIERRA MAINTAIN A SEPARATE CREDIT RATING FOR PGE?

A. Yes. We propose to maintain at least Moody's and Standard & Poor's ratings for PGE's debt, and for its preferred stock if more than $50 million is outstanding.

Q.   WILL SIERRA MAINTAIN PGE'S EQUITY CAPITAL?

A. Yes. Sierra proposes to maintain PGE's equity capital at 48 percent or more, subject to Commission approval.

Q. WILL THERE BE ANY CHANGE IN PGE'S CAPITAL STRUCTURE IN CONNECTION WITH THE ACQUISITION?

A. No. The Commission may rely on PGE's most recent filings for evidence of PGE's capital structure.

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/6

Q.   WILL PGE ISSUE DEBT IN THE FUTURE?

A. Perhaps, as necessary to support PGE's own capital structure and investment activities. However, any future debt obligations of PGE will be subject to regulatory approval.

Q.   WILL SIERRA'S FINANCING ACTIVITIES BE SUBJECT TO REGULATION?

A. Yes. In connection with its acquisition of PGE, Sierra will become a registered holding company under the Public Utility Holding Company Act, and its financing activities will be subject to regulation by the Securities and Exchange Commission ("SEC"). In addition, state regulatory commissions, including the Oregon Commission , will continue to have authority to regulate PGE's rates, tariffs, and conditions of service. As Mr. Oldham explains in his testimony, Sierra is prepared to agree to conditions which assure the Commission that we will not argue that federal jurisdiction preempts Oregon's review of PGE regulatory matters.

                    FINANCIAL ACCOUNTING FOR THE TRANSACTION

Q.   HOW WILL SIERRA ACCOUNT FOR THE TRANSACTION?

A. In accordance with GAAP and APB 16, Sierra will account for the acquisition using the purchase method of accounting, which is the only permissible method.

Q.   WILL THIS ACCOUNTING TREATMENT PRODUCE GOODWILL, AND IF SO, HOW MUCH?

A. Under purchase accounting, the difference between the purchase price and "fair value" becomes goodwill. In a transaction of this kind, fair value for accounting purposes is closely tied to the book value of PGE's assets. While the precise amount cannot be determined until closing, it appears that the goodwill in this transaction will be about $1.1 billion. Of course, in real terms, Sierra has paid a fair value for PGE based on arm's length negotiations between a willing buyer and a willing seller. The concept of goodwill is an accounting convention.
/ / / / /
/ / / / /

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/7

Q.   WHERE WILL GOODWILL BE RECORDED AND HOW WILL IT BE AMORTIZED?

A. The goodwill will be recorded in Sierra's books. We propose to amortize it over 40 years, consistent with other transactions of this nature. We will allocate and charge the annual amortization of the goodwill to the operating utilities based on approved allocation standards and methodologies.

Q.   WILL THIS GOODWILL CAUSE PGE'S RATES TO INCREASE?

A. No. As described by Mr. Oldham, Sierra proposes to protect PGE's customers from any adverse effects of this transaction.

Q.   HOW WILL SIERRA RECOVER THE GOODWILL?

A. Assuming cost of service regulation sets prices to our customers that include all of the efficiencies and savings that we are able to achieve with this acquisition, the transaction makes sense for Sierra and its shareholders only if the cost of service also includes the costs we have incurred and will incur in the future to achieve those savings. On a test year basis, the costs to achieve savings are the annual amortization of goodwill, severance costs and other acquisition-related expenditures (collectively "acquisition costs"). This term is also used in Mr. Oldham's testimony, where he explains our rate proposals. Our proposals provide for us to recover our investment over time in a way that protects PGE's customers.

Q.   HOW DO YOU PROPOSE TO PROTECT PGE'S CUSTOMERS?

A. Sierra is proposing a "hold harmless" provision, such that if net savings are not sufficient to cover acquisition costs, then Sierra will absorb those costs and protect PGE's customers from having to incur any of them. We are only able to recover our acquisition costs to the extent of achieved savings.

Q.   WILL SIERRA MAINTAIN PGE'S ACCOUNTING RECORDS AT PGE'S HOME OFFICE IN
     PORTLAND?

A. Yes. We will maintain PGE's corporate and financial records separately, given that PGE is a stand-alone corporate entity. Sierra maintains all of its financial records in a computerized financial system. We propose to

                                                                SIERRA/Exhibit 3
                                                                        Ruelle/8

     integrate PGE's financial system with Sierra's, and to maintain all of our financial records such that they can be accessed by company personnel and regulatory officials at each of our utility headquarters. We can assure the Commission that PGE's records will always be readily available in Portland.

Q.   HOW WILL SIERRA ACCOUNT FOR INTERCOMPANY TRANSACTIONS?

A. Mr. Oldham discusses Sierra's proposals for various conditions to be attached to the Commission's order in this proceeding. Those conditions explain how we will deal with intercompany transactions.

Q.   DOES THIS CONCLUDE YOUR TESTIMONY?

A.   Yes.

                                                                SIERRA/EXHIBIT 3
                                                                    RUELLE/MAR-1






                            QUALIFICATIONS OF WITNESS
                                 MARK A. RUELLE


          My name is Mark A. Ruelle. I am Senior Vice President, Chief Financial Officer, and Treasurer for Sierra Pacific Resources and Sierra Pacific Power Company. My business address is 6100 Neil Road, Reno, Nevada.

          I hold a B.A. in economics and an M.A. in public utility economics and regulation from the University of North Dakota. In addition, I taught undergraduate economics courses at the University of North Dakota and at Washburn University in Topeka, Kansas.

          I am responsible for the finance, treasury, investor relations and accounting areas, including the direction of financial strategy.

          I have worked in the utility industry for about 12 years. Prior to joining Sierra Pacific, I worked for Western Resources, Inc., the company doing business as Kansas Gas & Electric Company; the Kansas Power and Light Company; Westar; and formerly, the Gas Service Company.

          During my tenure at Western and its affiliates, I worked as a rate economist; manager of financial analysis; director of corporate finance; vice president of corporate development and strategic planning; and as president of the unregulated energy operations, Westar Energy and Westar Gas Marketing. I also worked briefly at MDU Resources Group while in graduate school. During my time at Western Resources, I worked in nearly all aspects of mergers and acquisitions, in and outside of the utility industry.

                                                                SIERRA/Exhibit 4
                                                                        Oldham/i






                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                 UM -__________





IN THE MATTER OF THE APPLICATION OF     )
SIERRA PACIFIC RESOURCES TO ACQUIRE     )
PORTLAND GENERAL ELECTRIC COMPANY       )







                                DIRECT TESTIMONY

                                       OF

                                STEVEN C. OLDHAM

                                       FOR

                            SIERRA PACIFIC RESOURCES



                                JANUARY 18, 2000

                                                                SIERRA/Exhibit 4
                                                                        Oldham/1

Q.   PLEASE STATE YOUR NAME AND TITLE.

A. My name is Steven C. Oldham. I am Vice President of Corporate Planning and Strategic Development for Sierra Pacific Resources ("Sierra").

Q. WOULD YOU BRIEFLY DESCRIBE YOUR BACKGROUND AND EXPERIENCE IN THE UTILITY INDUSTRY?

A. I have worked in the utility industry for over 23 years, holding numerous positions in the accounting, finance, transmission, corporate planning and regulatory arenas. I assumed my current position upon Sierra's merger with Nevada Power Company ("NPC").

          I have testified in numerous proceedings before the Public Utilities Commission of Nevada ("PUCN"), the California Public Utilities Commission ("CPUC"), and the Federal Energy Regulatory Commission ("FERC").

          Attachment SCO-1 is a statement of my credentials.

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. The purpose of my testimony is to explain the commitments Sierra makes and the conditions we will support to ensure that our acquisition of PGE not only presents no harm to PGE customers, but provides a positive monetary benefit of at least $13.5 million and a policy benefit of our firm support of SB 1149.

          Sierra's acquisition of PGE does not present the risks or uncertainties that the Commission has faced in other recent acquisition proccedings. Sierra is a long- established, multi-service utility company with many years of operating and regulatory experience in multiple jurisdictions. As reflected in the testimony of other Sierra witnesses, Sierra is a domestically regulated, financially strong company with a good record of utility operations and customer service.
/ / / / /
/ / / / /

                                                                SIERRA/Exhibit 4
                                                                        Oldham/2

Q.   PLEASE DESCRIBE SIERRA'S PROPOSALS WITH RESPECT TO PGE'S RATES.

A. Sierra recognizes that PGE's customers are the beneficiaries of substantial rate credits made available in connection with the Commission's approval of the PGE/Enron transaction. We are committed to honor and propose to extend those benefits. Sierra makes the following commitments with respect to PGE rates:

     1. ENRON BENEFITS PRESERVED. PGE and Sierra will honor the economic benefits to PGE customers created as a result of the PGE/Enron merger, as described in paragraphs 19 and 20 of the Stipulation attached to OPUC Order 97-196. These benefits are summarized as follows:

          (a) A commitment to provide PGE customers $9 million per year in savings and/or a rate credit until July 2002.

          (b) The remaining balance (approximately $80 million as of closing the acquisition of PGE by Sierra) of the sum of $105 million, to be paid in accordance with paragraph 20 of the Stipulation until the entire amount is paid.

     2. ADDITIONAL RATE BENEFIT TO PGE CUSTOMERS. Sierra will extend the $9 million annual rate benefit through December 31, 2003, thus producing an additional $13.5 million in assured benefits for PGE customers.

     3. TIMELY IMPLEMENTATION OF SB 1149. Sierra is committed to the prompt and effective implementation of SB 1149 and will support all reasonable efforts of the Commission and other interested parties to achieve implementation of SB 1149 on or before October 1, 2001. We anticipate that SB 1149 rates will be based on a 2002 test year.

/ / / / /

                                                                SIERRA/Exhibit 4
                                                                        Oldham/3

     4. SB 1149 RATE PRINCIPLES. At an appropriate time in advance of the implementation of SB 1149, Sierra will propose SB 1149 rates for PGE that carry out the following principles:

          (a) In PGE's rate filings after approval of this transaction (as described in paragraphs (c) and (d) below), PGE and the Commission will apply the principle that costs expended to achieve savings should be matched with the saving themselves. For purposes of this transaction, the costs to achieve acquisition-related savings will include the annual amortization of the goodwill associated with the acquisition and any transition costs, such as severance or new systems, appropriately included in the particular test period (collectively "acquisition costs").

          (b) In PGE's rate filing to implement SB 1149, the Commission will establish a base line revenue requirement for use in applying the matching principle.

          (c) If PGE's rate filing to implement SB 1149 includes more than $9 million in cumulative savings from the base line revenue requirement for the 2002 test year, the Commission will include test year acquisition costs if matched by savings.

          (d) In the first PGE rate filing with a test period subsequent to 2003, the matching principle shall be applied without regard to the $9 million guarantee. To the extent that Sierra can show that ongoing annual savings exceed ongoing acquisition costs, such ongoing acquisition costs will be recognized for ratemaking purposes, except that in no event shall acquisition costs

                                                                SIERRA/Exhibit 4
                                                                        Oldham/4

               included for the test year exceed savings. PGE's customers will realize 100 percent of the allocable net savings in excess of acquisition costs.

Q. DOES SIERRA ANTICIPATE THAT THERE WILL BE SAVINGS IN EXCESS OF ACQUISITION COSTS?

A. Yes. In considering the purchase of PGE, Sierra estimated that, by 2003, it could achieve over $42 million in annual savings across the three operating utilities. This is well in excess of estimated ongoing acquisition costs, about $30 million per year system-wide. After public announcement of the transaction, Sierra asked Deloitte Consulting ("Deloitte") to review our estimates. Deloitte has advised us that Sierra's estimates of savings are reasonably attainable, in light of industry experience and our intended approach to integration.

Q.   PLEASE EXPLAIN HOW SIERRA EXPECTS TO ACHIEVE THESE SAVINGS.

A. Our estimates are just that, which is to say that we do not yet have specific operating or integration plans. However, in developing our estimates, Sierra looked at opportunities (a) to reduce duplication of functions in various corporate support areas (for example, corporate planning and information services), (b) to forego investments which would be duplicative (for example, customer information systems), and (c) to achieve operating efficiencies by the application of best practices among our operating units. To date, we have not assigned any specific dollar amounts for operating efficiencies. We will be working with PGE to determine how to integrate our various utility operations.

Q.   PLEASE DESCRIBE PGE'S SHARE OF ACQUISITION COSTS.

A. These costs will include a portion of the annual amortization of goodwill, allocated to PGE as explained by Mr. Ruelle. They also may include costs incurred directly by PGE such as severance pay or early retirement of technology, if properly included in the test year under consideration. For rate purposes, however, acquisition costs will not include the initial

                                                                SIERRA/Exhibit 4
                                                                        Oldham/5

     transaction-related costs, such as expenditures for bankers, attorneys, and the regulatory process. Such transaction-related costs will have been expensed as incurred before PGE's next contemplated test period - 2002.

Q.   HOW WILL YOU MEASURE AND VERIFY ANNUAL ACQUISITION COSTS?

A. Costs incurred at the utility level are reflected on the books and records of the utility. Costs incurred at the holding company level are reflected on the holding company's books and records, then allocated and charged to the utility, based on accepted allocation standards and methodologies, subject to audit.

Q.   HOW WILL YOU IDENTIFY AND VERIFY ANNUAL COST OF SERVICE SAVINGS?

A. We will use the baseline established by the Commission in PGE's 2002 test year rate case for purposes of measuring savings. Verification will follow the normal procedures of a general rate proceeding. We are following a similar procedure in Nevada to measure and verify savings, and we will be working with the regulatory commission to establish agreed-upon measurements and reporting.

Q. PLEASE DESCRIBE SIERRA'S PROPOSALS FOR OTHER CONDITIONS OF APPROVAL OF SIERRA'S APPLICATION.

A. Because Sierra and its utility subsidiaries are domestically regulated, with a long history, little about Sierra is unknown. The Commission can comfortably rely on Sierra's history and regulatory environment. Nevertheless, we are proposing that the Commission adopt for Sierra a set of conditions similar to those imposed on Enron and Scottish Power.

     In the following questions and answers, I will describe the various conditions to which we are prepared to agree. While these proposed conditions are substantively equivalent to those imposed by the Commission in the Enron and Scottish Power orders, we have rephrased some to correspond more closely to our operating and financial practices, to clarify the intent of the provision, or to reflect SB 1149.

                                                                SIERRA/Exhibit 4
                                                                        Oldham/6

Q.   WHAT CONDITIONS DOES SIERRA PROPOSE IN THE AREAS OF FINANCE AND ACCOUNTING?

A.   Sierra proposes the following financial and accounting conditions:

     o PGE shall maintain separate ratings for its debt and for its preferred stock, if more than $50 million is outstanding.

     o PGE shall not make any distribution to Sierra that will reduce PGE's common equity capital below 48 percent of PGE's total capital without Commission approval. PGE's total capital is defined as common equity, preferred equity and long-term debt. The Commission Staff, PGE and Sierra may re-examine this minimum common equity percentage as financial conditions change and may request that it be adjusted.

     o Sierra and PGE agree that the allowed return on common equity and other costs of capital will not rise as a result of the acquisition transaction. These capital costs refer to the costs of capital used for purposes of rate setting, avoided cost calculations, affiliated interest transactions, least cost planning, and other regulatory purposes.

     o Sierra and PGE shall provide the Commission, upon request, access to books and records of Sierra and PGE that are reasonably calculated to lead to information regarding PGE, including, without limitation, Board of Director's Minutes, and information provided to common stock, bond, or bond rating analysts. Nothing in this condition shall be deemed to be a waiver of Sierra's or PGE's right to seek protection of the information under a protective order issued by the Commission or a waiver of Sierra's or PGE's right to object to production of information on the grounds that the request is overly broad, unduly

                                                                SIERRA/Exhibit 4
                                                                        Oldham/7

          burdensome or outside the scope of the Commission's regulatory jurisdiction.

     o Unless such a disclosure is unlawful, Sierra shall notify the Commission of:

          (a) Its intention to transfer more than 5 percent of PGE's retained earnings to Sierra over a six-month period, at least 60 days before such a transfer begins.

          (b) Its intention to declare a special cash dividend from Sierra, at least 30 days before declaring each such dividend.

          (c) Its most recent quarterly common stock cash dividend payment from PGE within 30 days after declaring each such dividend.

     o PGE's accounting records shall be maintained (a) separate or separable from those of Sierra and other Sierra affiliates and (b) readily available to the Commission in Portland, Oregon.

     o Sierra and PGE (a) agree not to assert in any future proceedings that the provisions of the Public Utility Holding Company Act of 1935 ("PUHCA") and/or Ohio v. FERC shall preempt the Commission's jurisdiction over affiliated interest transactions, and (b) explicitly waive any such defense in any proceeding.

Q. WHAT CONDITIONS DOES SIERRA PROPOSE IN THE AREA OF INTER-JURISDICTIONAL ALLOCATIONS?

A. Sierra's multi-service, multi-jurisdictional operations have necessitated the development of a comprehensive system for both direct charges and allocations of administrative and general expenses. Thus, Sierra proposes:

     o Unless otherwise agreed in a particular case, or modified by the Commission in a future order, Sierra will allocate expenses among its

                                                                SIERRA/Exhibit 4
                                                                Oldham/8

          affiliates using the allocation methods contained in NARUC's standard cost allocation manual, for interstate expenses, and the modified Massachusetts method (as adopted by the PUCN) for other purposes.

     o To determine the reasonableness of allocation factors used by Sierra or its affiliates to assign costs to PGE and amounts subject to allocation, the Commission or its agents may audit the accounts of Sierra and any of its subsidiaries which are the bases for allocations to PGE. Sierra agrees to cooperate fully with such Commission audits.

Q.   WHAT CONDITIONS DOES SIERRA PROPOSE IN THE AREA OF AFFILIATE TRANSACTIONS?

A.   Sierra proposes the following conditions for affiliate transactions:

     o PGE and Sierra agree to comply with all Commission requirements regarding affiliated interest transactions, including the timely filing of applications and reports.

     o PGE and Sierra shall provide the Commission access to books of account, as well as all documents, data, and records of their affiliated interests, which pertain to direct charges paid by PGE to such affiliates and transactions between PGE and all of its affiliates.

     o Within 45 days of the end of each calendar six-month period for the three full years after approval, beginning with the first full six months after closing the Sale, PGE shall file detailed semi-annual reports with the Commission regarding:

          (a) employee transfers, permanent and temporary (temporary is defined as more than three months but less than one year for purposes of this condition, and less than 50 percent of time in the aggregate

                                                                SIERRA/Exhibit 4
                                                                        Oldham/9

               over any two-year period), between PGE and Sierra or any Sierra affiliates;

          (b) consulting and training activities conducted by both PGE and Sierra personnel for the other entity; and

          (c) gas commodity sales, pipeline capacity releases, electric power exchanges and sales, and competitive ancillary electric service sales between PGE and any other Sierra company.

Q. WHAT CONDITIONS DOES SIERRA PROPOSE RELATED TO A FORMAL CODE OF CONDUCT FOR TRANSACTIONS AND RELATIONSHIPS BETWEEN PGE AND ITS AFFILIATES?

A. We understand that as part of implementing SB 1149, the Commission will be adopting a code of conduct for Oregon's investor-owned utilities. Accordingly, it is unclear to us that the conditions implemented in the past two transactions should apply. However, to facilitate timely Commission review and approval of this application, Sierra proposes that the order in this proceeding include the code of conduct provision to which Scottish Power agreed, as follows:

               If Sierra, either directly or through an affiliate, intends to market generation services or ancillary services to retail customers within PGE's Oregon service territory in competition with other providers, PGE shall notify the Commission prior to marketing such services for the purpose of establishing conditions to preclude anti-competitive behavior. Such conditions shall be similar to those set forth in Order No. 97-196, except as modified by the Commission.

Q. WHAT CONDITIONS DOES SIERRA PROPOSE RELATED TO QUALITY OF SERVICE COMMITMENTS, INCLUDING RELIABILITY AND CUSTOMER SERVICE MEASURES?

A. As Mr. Malquist explains, PGE's current service quality is excellent. Post-transaction, PGE shall continue to perform under the service quality

                                                                SIERRA/Exhibit 4
                                                                Oldham/10

     measures described in UM 814, "Proposed Stipulation for Service Quality Measures," and adopted in Order No. 97-196. The measures for 2000 shall be those adopted in December 1999.

Q. THE PUCN DEALT WITH SIMILAR ISSUES IN APPROVING THE SIERRA/NPC MERGER. WHAT REGULATORY STANDARD GOVERNS THE ADJUDICATION OF MERGERS IN NEVADA?

A. The statutory standard in Nevada, broadly stated, requires that PUCN find that a proposed transaction is in the public interest. Once filed, an application for approval of a merger or other change in control must be acted upon within 180 days. Otherwise, the transaction is deemed approved as filed.

          The PUCN has issued a regulation defining the term "public interest" as it applies to electric utilities. Loosely following the FERC's merger standard, the PUCN has declared that a proposed merger transaction must not adversely impact either competition, customers or regulation.

Q. WHAT DID SIERRA AND NPC PROPOSE IN THEIR MERGER APPLICATION TO MEET THE "NO ADVERSE IMPACT" STANDARD?

A. The companies prepared an application showing that the transaction would not have an adverse impact on competition, customers or ratepayers. That being done, the companies established for themselves and designed a plan to satisfy a more stringent test: that the transaction actually encourage the development of effective competition, that customers receive a net benefit from the transaction, and that the regulatory process - especially industry restructuring - be advanced with the transaction. We are confident that, as proposed in Sierra's application, our acquisition of PGE will produce net benefits for PGE customers.

Q. WHAT PROPOSALS DID THE COMPANIES OFFER IN NEVADA TO ENHANCE THE DEVELOPMENT OF EFFECTIVE COMPETITION?
/ / / / /

                                                                SIERRA/Exhibit 4
                                                                       Oldham/11

A. The companies proposed that, upon completion of their merger, they would divest substantially all of their Nevada generation assets. Divestiture would be accomplished via a two-staged auction process, with units bundled and sold to multiple owners. The companies proposed to reinvest divestiture proceeds in additional transmission and distribution infrastructure. The companies proposed to work with the Commission and interested parties to develop an acceptable transmission proposal.

Q.   WHAT PROPOSALS DID THE COMPANIES OFFER TO BENEFIT NEVADA CUSTOMERS?

A. The companies proposed that as a general matter, all merger-related costs should be recovered from merger-related savings. As filed, the companies' rate plan included a freeze in general rates through January 1, 2000, a revenue-neutral unbundling docket, with rates from that case frozen for an additional two years. The companies proposed that, two years following the commencement of retail open access, they would file a rate case and adjust revenue requirements based on cost of service and experienced costs. The companies would receive above-the- line treatment for merger-related costs (including goodwill), in exchange for an annual earnings report and sharing equally with customers of earnings above 12 percent return on equity.

Q.   HOW DID THE PUCN RESPOND TO THE COMPANIES' PROPOSALS?

A. The PUCN accepted many components of the proposal, but modified some aspects, especially the rate plan.

          The PUCN conditioned merger approval on a commitment from Sierra that it would divest its Nevada generation assets. The use of divestiture proceeds, up to book value, was at the discretion of Sierra. Sierra was required to, and now has filed, a divestiture plan with PUCN (and with FERC), which included an ISA proposal and a proposed generation service tariff.

/ / / / /
/ / / / /

                                                                SIERRA/Exhibit 4
                                                                       Oldham/12

          The PUCN adopted the following modified rate plan:

     o A general rate case for SPPC and NPC to establish the total revenue requirement for each bundled electric utility. All merger-related costs and savings were to be removed from the test period and results of operations.

     o Unbundle costs into service components, and allocate the total revenue requirement to each service component using the PUCN's approved unbundling study.

     o Use the unbundled revenue requirement to design and implement rates for noncompetitive services - i.e., distribution-only and "provider of last resort" service.

     o Implement rates on commencement of retail open access and freeze such rates until January 1, 2003.

     o Transaction, transition and goodwill costs to be deferred and assigned or allocated to specific service components (e.g., generation, transmission, distribution, common).

     o At the end of the rate freeze, the companies must make a showing that these costs were prudently incurred and that merger-related savings exceeded merger-related costs. If successful in making this showing, the companies may include annual recovery of such deferrals allocable to noncompetitive (provider of last resort and distribution) services in the regulated revenue requirement.

     o Any after-tax gain realized from generation divestiture must first go to stranded cost recovery. Any unused gain may then be used to offset that portion of goodwill allocable to generation.

/ / / / /

                                                                SIERRA/Exhibit 4
                                                                       Oldham/13

     o The PUCN also imposed some accounting and reporting requirements, including the development and use of a single accounting system capable of performing automated jurisdictional allocations, and reflecting the PUCN's rules for affiliate service. The accounting system was to be developed after consultation with the PUCN's Staff. The companies were ordered to maintain a clear separation between regulated and non-regulated companies, present recorded results of operations by FERC account showing adjustments and allocations, and to file an agreement for services for common or shared services.

          The companies' hold-harmless commitment to quality of service, which included both reliability and customer service, was accepted. The PUCN promised to establish techniques for monitoring safety and reliability as part of its restructuring efforts, but encouraged the companies to assist in the development of appropriate reliability benchmarks based upon historical data. The companies are also to provide regularly to the PUCN's Consumer Division the results of its customer satisfaction surveys.

Q. WHAT IS THE STATUS OF SPPC AND NPC'S COMPLIANCE WITH THE PUCN'S ORDER APPROVING THE SIERRA/NPC MERGER?

A. The transaction required the regulatory approval of PUCN, SEC and FERC. All approvals for the merger have been obtained, and the merger was consummated on July 29, 1999. The companies filed a divestiture plan on April 15, 1999, setting forth drafts of such key documents as the Offering Memorandum, Sale Agreements, buy-back agreements, a generation tariff and transmission proposals. The final Offering Memorandum and accompanying documents were filed in a revised divestiture plan on October 15, 1999. In a stipulation resolving issues related to the divestiture plan, Sierra reaffirmed its commitment to participate in FERC's rulemaking regarding regional

                                                                SIERRA/Exhibit 4
                                                                       Oldham/14

     transmission organizations ("RTOs"), in which proceeding FERC has now issued a final order, commonly referred to as Order 2000. Sierra is actively investigating participating in one or more RTOs.

          Sierra and NPC filed their restructuring compliance plans on April 1, 1999, and their unbundling studies on April 30th. The PUCN conducted hearings on the revenue requirement phase of both SPPC's and NPC's plans in November, resulting in Interim Orders setting the revenue requirement for distribution-only service for SPPC and NPC. SPPC's rate design case was heard in late November, 1999, and NPC's is being heard in January. We expect final orders for all phases of both proceedings prior to March 1.

Q. YOUR OREGON RATE PROPOSAL DIFFERS IN SOME DETAIL FROM THAT WHICH YOU OFFERED IN NEVADA OR THAT WHICH WAS APPROVED BY THE PUCN. PLEASE EXPLAIN.

A. There is no single right approach for a post-acquisition rate proposal. In this case, we are committed to honoring and extending the rate benefits now enjoyed by PGE customers from the Enron transaction, which are structured differently than in Nevada. Common to our proposals in both jurisdictions is that:

     o we are committed to providing immediate, measurable short-term benefits for customers,

     o    we are committed to implement restructuring,

     o if we achieve measurable savings for our customers, we are entitled to recover our transaction-related costs, and

     o stockholders have an opportunity for a reasonable return on their investment.

Q.   DO YOU CONTEMPLATE DIVESTING PGE'S GENERATION ASSETS?

A. No, except for transactions already announced by PGE and transactions which may occur as part of the implementation of SB 1149.

                                                                SIERRA/Exhibit 4
                                                                       Oldham/15

Q. WILL PGE'S GENERATION RESOURCES BE COMBINED WITH OR USED TO SERVE CUSTOMERS IN SPPC'S AND NPC'S SERVICE TERRITORIES?

A. We do not intend to integrate power supply divisions or jointly dispatch generation. Under FERC and SEC requirements, any power sales transactions among Sierra affiliates must be at market prices or other approved charging methodology. Our intent is that PGE be operated and regulated as a stand-alone company, with its revenue requirement based on its own distribution, transmission and generation costs, plus PGE's allocable share of corporate and service company costs, with such allocations being made pursuant to SEC approval and based on industry and NARUC standard methodologies. We recognize that implementation of SB 1149 will require the unbundling of costs into various categories and that rates for unbundled services will reflect the costs associated with the particular service.

Q.   ARE YOU FAMILIAR WITH OREGON'S RECENTLY ENACTED RESTRUCTURING LEGISLATION?

A. Yes, I am. As part of our due diligence review for this transaction, we spent considerable time reviewing and evaluating SB 1149. I understand that its major provisions require:

     o direct access for PGE's and PacifiCorp's commercial and industrial customers no later than October 1, 2001;

     o choice for residential customers of PGE and PacifiCorp among a cost-of-service option, a market-based rate option, and a green power option no later than October 1, 2001;

     o choice for small commercial customers (as well as other classes as the Commission determines) of a cost-of-service option;

     o clear communication to all customers as to the price and content of their energy options;
/ / / / /

                                                                SIERRA/Exhibit 4
                                                                       Oldham/16

     o a systems benefit charge to ensure continued investment in new energy efficiency measures, new renewable resources, and new low-income weatherization programs;

     o    a charge to fund a low-income bill payment assistance fund;

     o    unbundling of major categories of cost for utilities;

     o comparability and nondiscrimination with respect to distribution services;

     o    continued consumer-protection regulation of energy service suppliers;

     o the adoption of Commission policies and decisions to frame the future structure of the electric market in Oregon; and

     o the promulgation by the Commission of rules for implementing various aspects of direct access and the other provisions of the bill.

Q. BASED ON YOUR EXPERIENCES IN NEVADA AND CALIFORNIA, DO ANY ASPECTS OF OREGON'S RESTRUCTURING PROCESS TROUBLE OR CONCERN SIERRA?

A. No. Sierra supports the Commission's restructuring efforts and views Oregon's approach as consistent with our objectives. We also recognize that restructuring efforts may differ in detail, as each jurisdiction strives for an appropriate balance of interests among its various constituents. We are prepared to be creative and flexible as we approach the SB 1149 discussions.

Q. CAN YOU PROVIDE US A SUMMARY OF SIERRA'S REGULATORY EXPERIENCE IN NEVADA AND CALIFORNIA?

A. Yes. Exhibit 5 is my supplemental direct testimony which discusses general regulatory issues in Nevada and California.

Q. ARE YOU FAMILIAR WITH THOSE PROVISIONS OF SB 1149 THAT RELATE TO THE BONNEVILLE POWER ADMINISTRATION ("BPA")?
/ / / / /

                                                                SIERRA/Exhibit 4
                                                                       Oldham/17

A. Generally, yes. I understand that the bill provides the Commission with the authority to:

     o require PGE to enter into a contract to purchase power from the BPA under its subscription process, with recovery by PGE of any costs relating to this purchase, including potentially stranded costs; and

     o suspend implementation of the provisions of the bill if proceeding with implementation could impair the ability of Oregon utilities to qualify to purchase power from the BPA on behalf of their residential and small farm customers.

Q. IS SIERRA COMMITTED TO THE RESIDENTIAL EXCHANGE PROGRAM OR THE PURCHASE OF BPA POWER TO BRING THE BENEFITS OF BPA POWER TO PGE'S RESIDENTIAL AND SMALL FARM CUSTOMERS?

A. Absolutely. Not only is this the law, but we are committed to support the efforts PGE has made over the years to retain benefits of the BPA power system for its residential and small farm customers.

Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes, it does.

                                                                SIERRA/EXHIBIT 4
                                                                    OLDHAM/SCO-1

                            QUALIFICATIONS OF WITNESS
                                STEVEN C. OLDHAM

          My name is Steven C. Oldham. I am Vice President of Corporate Development and Strategic Planning for Sierra Pacific Power Company. My business address is 6100 Neil Road, Reno, Nevada.

         I am a graduate of the University of Utah, with a Bachelor of Science Degree in Accounting. From October 1976 through 1984, I was employed by Sierra in various accounting and regulatory positions, including the development of marginal and embedded cost of service studies, jurisdictional cost allocation studies, rules regulating the interconnection of alternative generation companies to the electric system, compliance filings under PURPA, and the implementation of FERC transmission wheeling rates for both firm and non-firm customers.

         In 1984, I was promoted to Manager of Construction Management Systems. This position directed the continued development, operation, and administration of the Company's construction cost management system, and the administration and presentation of the annual construction budget.

         In 1986, I was promoted to Manager of Corporate Planning. In addition to the management of the construction budget, I was given responsibility for the administration of the annual O&M budget. Additional responsibilities include the presentation and implementation of the corporate goals and objectives, the continued development and presentation of the Company's five-year financial forecast, the issuance of securities related to the Company's financing requirements, the continued development and maintenance of the Company's financial software systems and, finally, the development of all economic analyses used in support of management decision making.

         In February 1990, I was promoted to Manager of Economic and Financial Services, managing all of the Company's financial requirements, including cash management, corporate taxes, and financial forecasting.

         In October 1990, I was promoted to Acting Treasurer and Director of Finance and in May 1991, I was elected Treasurer and Director of Finance. In that position, I was responsible for accounting, regulatory, and financial management activities for Sierra Pacific Power Company.

         In July 1994, I was elected to the position of Vice President, Regulation and Treasurer by the Board of Directors. In this position, I was responsible for regulatory affairs, financial management activities and merger-related items for Sierra. In December 1995, I was elected Vice President for Information Service, Telecommunications and Redesign. In November 1996, I was elected by the Board of Directors to my current position as Vice President of the Transmission Services Business Group and Strategic Development. I have responsibility for the strategic plans of the company, as well as the operation, regulatory compliance and overall management of the transmission line of business.

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/I



                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                  UM-__________






IN THE MATTER OF THE APPLICATION OF     )
SIERRA PACIFIC RESOURCES TO ACQUIRE     )
PORTLAND GENERAL ELECTRIC COMPANY       )





                          SUPPLEMENTAL DIRECT TESTIMONY

                                       OF

                                STEVEN C. OLDHAM

                                       FOR

                            SIERRA PACIFIC RESOURCES



                                JANUARY 18, 2000

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/1

Q.   PLEASE STATE YOUR NAME AND TITLE.

A. My name is Steven C. Oldham. I am Vice President of Corporate Planning and Strategic Development for Sierra Pacific Resources ("Sierra").

Q.   WHAT IS THE PURPOSE OF THIS SUPPLEMENTAL TESTIMONY?

A. This testimony is to provide the Oregon Public Utilities Commission ("Commission") with background regarding the ratemaking environment in which Sierra currently operates in California and Nevada. I provide a brief regulatory history for both of Sierra's regulated utilities, Sierra Pacific Power Company ("SPPC") and Nevada Power Company ("NPC"), as well as an overview of the major ratemaking policies applicable to both our Nevada (electric, gas and water) and California (electric only) service territories.

Q. PLEASE DESCRIBE THE MAJOR RATEMAKING PRINCIPLES HISTORICALLY APPLICABLE TO YOUR RETAIL ELECTRIC OPERATIONS IN NEVADA.

A. Three ratemaking elements are key to the historical setting of rates for retail electric service in Nevada: general rates, energy rates, and rate design. Each is addressed in order below. I discuss the significant impacts of industry restructuring on these historical ratemaking practices later in my testimony.

          General Rates: As established by statute and regulation, general (non-energy) rates for retail electric service are based on twelve months historical results of operations. The 12-month historic test period may be updated by up to 90 days to reflect certified expenditures and revenues. Any request to change general rates must be decided within 180 days of application (30 days for notice, plus a suspension of the effective date for the requested change of up to 150 days).

          Energy Rates: Energy rates for retail electric service are established separately from general rates. Historically, energy rates for retail electric service have been set using a deferred energy accounting. As applied in Nevada, deferred accounting revolves around a mandatory annual

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/2

     (with an optional semi-annual) filing to update fuel and purchased power costs. In each update proceeding, the base tariff energy rate ("BTER") is adjusted to reflect the most recent annual energy costs. Any difference between the revenues collected using the previously established BTER and the prior period's actual energy costs are amortized and collected over the subsequent 12 months. Deferred energy accounting is elective, although once authorized to use deferred accounting, a utility cannot opt out of the process without prior Commission approval.

          Rate Design: By regulation, retail electric rates in Nevada must be set using a marginal cost methodology applied by customer class. As a result, changes in sales mix (e.g., consumption by customer class) can result in increases or decreases in revenues, irrespective of changes in total consumption.

Q.   PLEASE DESCRIBE SPPC'S CURRENT RETAIL ELECTRIC RATE STRUCTURE IN NEVADA.

A. In 1994, SPPC agreed as part of a settlement in a three-service (water, gas and electric) general rate case and electric deferred energy case to increase its base electric rates by $6.5 million and decrease deferred energy rates by approximately $17.6 million. Those rates remained in effect through July, 1995, when, as part of a stipulation resolving Sierra's unconsummated merger with Washington Water Power ("WWP"), SPPC refunded an additional $9 million to electric customers, discontinued deferred energy accounting, and moved to a stipulated incentive rate plan. After the collapse of the WWP merger, the incentive rate plan was renegotiated. Thus in 1997, an additional electric refund of $13 million was issued, along with a reduction in general rates of $7.1 million. The stipulated incentive mechanism, which survives through today, is based on a freeze of both general and energy rates at least through January 1, 2000, with an annual

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/3

     earnings review and annual sharing of earnings above a target (not authorized) return on equity of 12 percent.

Q.   HAS NPC OPERATED UNDER A SIMILAR INCENTIVE RATEMAKING MECHANISM?

A. No. NPC's retail electric rates are based on traditional rate of return regulation, coupled with deferred energy accounting.

Q.   HOW WILL RETAIL ELECTRIC RATES IN NEVADA BE ESTABLISHED GOING FORWARD?

A. As I describe in more detail below, an essential element of the state's most recent restructuring legislation ("S.B. 438") is a three-year cap on bundled (i.e., distribution, transmission, customer service and generation service) retail electric rates. The protections of the rate cap apply only to customers of the so-called Provider of Last Resort ("PLR"). Through the transition period to full retail open access (March 1, 2000 through March 1, 2003), SPPC and NPC are required to provide bundled service to PLR customers, either through their distribution utility or through a separate PLR-only affiliate. With the exception of the processing of NPC's final deferred energy cases (described more fully below), the cap was established at present rate revenues as of June 1, 1999.

          A nuance in the legislation designates SPPC and NPC as the exclusive providers of PLR service through July 1, 2001. After that date, it is hoped that the retail market will be sufficiently developed that other entities may wish to seek authority to provide PLR service. The legislative rate cap would apply to all providers of PLR service through March 1, 2003.

          In addition to establishing a three-year cap on bundled retail electric rates, S.B. 438 abolished the use of deferred energy accounting after October 1, 1999. As mentioned above, SPPC has not used deferred energy accounting since 1995 and so was not itself impacted by this provision. NPC was impacted, however, and filed its annual deferred accounting case on July 15, 1999, and its final deferred energy filing on

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/4

     September 30, 1999. S.B. 438 explicitly provides for an adjustment of the rate cap to recognize the implementation of rates resulting from these final deferred energy dockets.

Q. PLEASE DESCRIBE THE MAJOR RATEMAKING PRINCIPLES APPLICABLE TO YOUR RETAIL ELECTRIC OPERATIONS IN CALIFORNIA.

A. SPPC's electric service territory extends into portions of eastern California, predominantly around the Tahoe Basin. This territory is subject to the jurisdiction of the CPUC with respect to rates, standards of service, siting of and necessity for local generation and transmission facilities, as well as utility accounting, issuance of securities and related matters. Historically, the CPUC has utilized three types of rate adjustment mechanisms in overseeing jurisdictional electric operations: the General Rate Case ("GRC), an incentive ratemaking process called Electric Rate Adjustment Mechanism ("ERAM"), and an Energy Cost Adjustment Clause ("ECAC") proceeding.

Q. WHAT PROCESSES AND PRINCIPLES GOVERNED THE SETTING OF YOUR CURRENT RETAIL ELECTRIC RATES IN CALIFORNIA?

A. As part of a settlement approved by the CPUC in the WWP merger case, SPPC agreed to freeze its general and energy rates, and to discontinue ERAM and ECAC ratemaking. Later, pursuant to California's restructuring legislation, SPPC was required to reduce its residential rates by 10 percent, timed to coincide with retail open access. SPPC also filed its Direct Access Implementation Plan, which ultimately included recovery of the 10 percent mandated rate reduction through the State's Rate Reduction Bond mechanism.
/ / / / /
/ / / / /
/ / / / /

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/5

RESTRUCTURING:  CALIFORNIA

Q. CAN YOU BRIEFLY DESCRIBE THE PROCESS FOLLOWED IN CALIFORNIA FOR RESTRUCTURING THE RETAIL ELECTRICITY MARKET?

A. With an emphasis on brevity, yes. On December 20, 1995, the CPUC issued an order announcing the majority proposal for restructuring the electric industry beginning January 1, 1998. The proposal was subject to the approval of the Governor, the Legislature, and the FERC. The CPUC plan required the creation of an Independent System Operator ("ISO") to efficiently operate the state's transmission system and ensure comparable access for power suppliers. It also required the establishment of a Power Exchange ("PX") for direct customer access to alternate suppliers, phased in over time. In addition, performance-based ratemaking was to be applied to remaining monopoly services (e.g., distribution), while stranded costs were to be recovered through a separate competitive transition charge on customers' bills.

          On September 24, 1996, the Governor of California signed into law a bill that incorporated these basic tenents. It provided for the restructuring of the electric industry beginning January 1, 1998, included creation of the ISO and PX, established performance-based ratemaking for regulated distribution services, and allowed for the recovery of stranded costs through a separate transition charge. On May 6, 1997, the CPUC issued an order implementing the restructuring bill, but extending the date for direct access to March 31, 1998.

          Beginning on that date, SPPC has offered all its California customers direct retail access. Customers may choose to continue to take service from SPPC at its tariffed rates, or elect to purchase energy from marketers or to buy directly from generators.
/ / / / /
/ / / / /

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/6

RESTRUCTURING:  NEVADA

Q. CAN YOU BRIEFLY DESCRIBE THE STATUS OF THE NEVADA ELECTRIC INDUSTRY RESTRUCTURING PROCESS?

A. Nevada's electric restructuring process began in earnest in 1997 with the passage of A.B. 366. Thereafter the PUCN instituted an all-encompassing investigatory docket aimed at generating the rules for implementing restructuring. Two years later, some significant issues were as yet unresolved, and some remained largely unaddressed. Therefore, in 1997 the Legislature revisited the restructuring process in S.B. 438. Many provisions of the original statute were streamlined or clarified, and some processes were legislatively resolved.

Q.   WHAT WAS THE ORIGINAL DESIGN OF NEVADA'S ELECTRIC RESTRUCTURING PROCESS?

A. A.B. 366 continues to provide the framework for retail competition in the electric and gas markets in Nevada. As passed in 1997, A.B. 366 mandated full retail open access to all customer classes as of December 31, 1999. Under A.B. 366, traditional bundled electric service was broken into two broad categories of service: non-competitive ("NCS") and potentially competitive services ("PCS"). The statute designated distribution service and Provider of Last Resort service as NCS, and generation and aggregation of energy supply as PCS. All other components of service (e.g., metering, billing customer service) remained subject to classification by the PUCN.

          A.B. 366 provided that Nevada's vertically integrated electric utilities could provide only NCS, pursuant to rates, terms and conditions regulated by the PUCN. PCS services could only be provided by licensed non-utility Alternative Sellers. The rates, terms and conditions for PCS might still be subjected to some form of regulatory oversight, however, depending on the extent to which the market for any particular PCS service is effective. The statute also provided that all potentially competitive

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/7

     services were deemed fully competitive, and thus not subject to continued regulatory oversight, no later than October 1, 2001.

          On October 21, 1997, the PUCN issued an order stating its intended process for addressing and implementing the various aspects of A.B. 366. The PUCN conducted workshops on unbundling, designating components of service as either NCS or PCS, determining the non-price terms and conditions for NCS and PCS, establishing licensing requirements for alternative sellers, defining affiliate requirements, and setting standards for consumer protection. The recovery of stranded costs and suggested means of providing PLR service were also briefly addressed in the early workshops.

Q. HOW DID THE 1999 LEGISLATURE COME TO REVIEW AGAIN THE ELECTRIC RESTRUCTURING PROCESS?

A. In early February 1999, the PUCN recommended to the state legislature that the start date for competition be delayed to allow more time for consideration of issues as a result of restructuring. The revised start date was also intended to recognize complications that might arise due to Year 2000 systems modifications. Thus first and foremost, S.B. 438 delayed the start date for retail open access to March 2000, as requested by the PUCN.

          Thematically, S.B. 438 focuses on the transition to retail open access, providing interim solutions and protections for customers. S.B. 438 requires that SPPC and NPC assume the provider of last resort function through at least March 1, 2003, but allows SPPC and NPC to provide PLR service through the distribution utility (rather than a special-purpose affiliate), at least through July, 2001. S.B. 438 establishes the revenue requirement to be used in setting rates non-competitive services, and imposes a three- year cap on bundled retail rates for all PLR customers. S.B. 438 makes clear that long- term contracts with qualifying facilities

                                                                SIERRA/EXHIBIT 5
                                                                        OLDHAM/8

     must be honored to the extent that they cannot be mitigated. Finally, S.B. 438 provides for the calculation and recovery of revenue shortfalls created by the elimination of interclass rate subsidies.

Q.   WHAT IS THE CURRENT STATUS OF RESTRUCTURING IN NEVADA?

A. Both SPPC and NPC have completed the unbundling process, using the PUCN's 26 components of traditional electric service. In addition to generation and aggregation service, customer services, metering and billing have been deemed potentially competitive services. All non-price terms and conditions for distribution-only service have been established. The PUCN has issued an Interim Order regarding the revenue requirement to be used in setting distribution-only rates. A final order that encompasses the results of recent hearings on rate design for distribution-only service is expected in late January or February 2000.

Q.   WHAT MAJOR ISSUES HAVE YET TO BE RESOLVED?

A. Several significant issues still remain unresolved at the PUCN level, most notably rules for recovering past (stranded) costs, whether and to what extent the distribution company can self-provide PCS services, whether and how SPPC and NPC can recover the costs of funding the proposed Mountain West ISA, and adjudication of the divestiture plan. The FERC has yet to decide some important pending issues as well, including the proper pricing of generation within SPPC and NPC's load pockets as well as the structure, price and non-price terms and conditions of transmission service through the proposed Mountain West ISA.

Q.   DOES THIS COMPLETE YOUR SUPPLEMENTAL TESTIMONY?

A.   Yes.

                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                  UM-__________







IN THE MATTER OF THE APPLICATION OF     )
SIERRA PACIFIC RESOURCES TO ACQUIRE     )
PORTLAND GENERAL ELECTRIC COMPANY       )


                           MOTION FOR PROTECTIVE ORDER



                                JANUARY 18, 2000

                      BEFORE THE PUBLIC UTILITY COMMISSION

                                    OF OREGON

                                  UM-__________



In the Matter of the Application of     )
Sierra Pacific Resources to Acquire     )    MOTION FOR PROTECTIVE ORDER
Portland General Electric Company       )


          Sierra Pacific Resources ("Sierra") moves for a protective order in connection with its application to acquire Portland General Electric. OAR 860-012-0035(1)(k) provides that the Administrative Law Judge may, for good cause shown, issue the standard protective order approved by the Commission. Sierra requests an addition to the standard protective order (1) for protection of computerized data and (2) to allow Sierra to organize a document room in which all of the documents related to the transaction will be made available.

          Sierra anticipates that parties may intervene in this docket and engage in discovery seeking sensitive and proprietary information, such as Sierra's financial records and projections, strategic plans, and information relating to employees. Sierra Pacific will be exposed to competitive injury if it is forced to make unrestricted disclosure of its confidential business information.

          OAR 860-011-000(3) provides that the Oregon Rules of Civil Procedure ("ORCP") govern these proceedings. ORCP 37C(7) provides that an order may be entered limiting discovery of "trade secret or other confidential research, development, or commercial information." Sierra requests the entry of the standard protective order to protect such information by limiting disclosure to specified persons, and requiring those persons to use the information only for purposes of this proceeding.
/ / / / /
/ / / / /


PAGE 1  - MOTION FOR PROTECTIVE ORDER

PROTECTION OF COMPUTERIZED RECORDS

          Sierra requests that the following provision relating to computerized data be added to the standard protective order:

          "Any physical media containing computer software which are delivered to a party and which are designated confidential shall be returned to the party designating it confidential at the conclusion of the proceeding. The party returning the media shall sign a certificate affirming that the programming on the media has been erased from any storage facility internal to that party's own computer facilities."

          This provision will specifically protect against unauthorized copying of computerized data.

SIERRA DOCUMENT ROOM

          Sierra requests that the protective order be amended to permit Sierra to organize a document room containing all of the documents relating to the transaction. The document room will include documents designated "confidential" under the standard protective order, as well as non-confidential documents. The document room will be accessible to all "qualified persons," as that term is defined in paragraph 3 of the standard protective order.

          The creation of the document room supersedes paragraph 6 of the standard protective order, which provides that, when feasible, confidential information should be "delivered to counsel." Paragraph 6 contemplates that the presiding officer may order that confidential information be made available at a designated time and place. Sierra hereby requests that the presiding officer authorize Sierra to make confidential information available in its document room, rather than deliver it to counsel. Because the document room will contain all materials relevant to the transaction, it will facilitate prompt review by any qualified person. A central repository for documents is desirable and efficient because Sierra has gathered a large volume of documents relevant to the transaction.

          As Sierra states in its Application to Acquire Portland General Electric, the document room will be open on January 24, 2000 and will remain open during the pendency of the Application. The document room will be located


PAGE 2  - MOTION FOR PROTECTIVE ORDER
at the law offices of Ater Wynne LLP, 222 SW Columbia Street, Suite 1800, Portland, Oregon 97201. Appointments to access the document room may be made by contacting Cassandra Pfister at (503) 226-1191.

          For the foregoing reasons, Sierra requests the entry of a standard protective order with the addition of the provisions relating to computer data and relating to a document room.

          Dated: January 18, 2000.

                                   Respectfully submitted,

                                   ATER WYNNE LLP
                                   222 SW Columbia Street, Suite 1800
                                   Portland, OR    97201-6618
                                   Telephone:  (503) 226-1191
                                   Of Attorneys for Sierra Pacific Resources



                                   By:  /s/ Jonathan A. Ater
                                        ----------------------------
                                        Jonathan A. Ater           OSB No. 66007
                                        Ronald L. Saxton           OSB No. 79376
                                        Kirk H. Gibson             OSB No. 85122
                                        Lori Irish Bauman          OSB No. 87161


PAGE 3  - MOTION FOR PROTECTIVE ORDER